Exhibit 99.4
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Unaudited quarterly financial data for each of the eight quarters in the two-year period ended December 31, 2014 is as follows:

2014 (In thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$597,762	$546,527	$549,899	$597,398
Income from continuing operations before income taxes	$43,040	$30,138	$35,515	$82,148
Income tax expense	(15,434)	(6,305)	(13,392)	(31,033)
Income from continuing operations	27,606	23,833	22,123	51,115
Loss from discontinued operations, net of tax	(4,431)	(2,080)	(4,233)	(7,315)
Net income	$23,175	$21,753	$17,890	$43,800
Basic earnings per share from continuing operations	$1.15	$1.22	$1.18	$2.78
Basic loss per share from discontinued operations	(0.18)	(0.10)	(0.23)	(0.40)
Basic earnings per share	$0.97	$1.12	$0.95	$2.38
Diluted income per share from continuing operations	$1.11	$1.18	$1.16	$2.74
Diluted loss per share from discontinued operations	(0.17)	(0.10)	(0.23)	(0.39)
Diluted earnings per share	$0.94	$1.08	$0.93	$2.35
Shares used in basic per share calculations	23,944	19,541	18,798	18,412
Shares used in diluted per share calculations	24,775	20,181	19,147	18,660

2013 (In thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$572,099	$551,545	$584,662	$591,479
Income from continuing operations before income taxes	$47,957	$58,058	$107,590	$48,793
Income tax benefit (expense)	(17,203)	(4,363)	(17,309)	(835)
Income from continuing operations	30,754	53,695	90,281	47,958
Loss from discontinued operations, net of tax	(8,150)	(6,838)	(7,625)	(25,283)
Net income(1)	$22,604	$46,857	$82,656	$22,675
Basic earnings per share from continuing operations	$1.12	$1.96	$3.31	$1.80
Basic loss per share from discontinued operations	(0.30)	(0.25)	(0.28)	(0.95)
Basic earnings per share	$0.82	$1.71	$3.03	$0.85
Diluted earnings per share from continuing operations	$1.06	$1.88	$3.22	$1.74
Diluted loss per share from discontinued operations	(0.28)	(0.24)	(0.27)	(0.92)
Diluted earnings per share	$0.78	$1.64	$2.95	$0.82
Shares used in basic per share calculations	27,493	27,438	27,244	26,696
Shares used in diluted per share calculations	28,937	28,537	28,016	27,598

(1)	Net income in the third quarter of 2013 includes a $68.4 million gain on the re-measurement of our previously held equity interest in ecoATM to its acquisition date fair value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Outerwall Inc.:
We have audited the accompanying consolidated balance sheets of Outerwall Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Outerwall Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the financial statements, the Company elected to change its method of accounting for content library amortization in 2013.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Outerwall Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 5, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
(signed) KPMG LLP
Seattle, Washington
February 5, 2015, except for Notes 1, 2, 4, 5, 10, 11, 12, 14, 18, 19 and 20, as to which the date is May 8, 2015.

OUTERWALL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$242,696	$371,437
Accounts receivable, net of allowances of $2,223 and $1,826	48,590	50,296
Content library	180,121	199,868
Prepaid expenses and other current assets	39,837	84,709
Total current assets	511,244	706,310
Property and equipment, net	428,468	520,865
Deferred income taxes	11,378	6,443
Goodwill and other intangible assets, net	623,998	638,690
Other long-term assets	8,231	19,075
Total assets	$1,583,319	$1,891,383
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$168,633	$236,018
Accrued payable to retailers	126,290	134,140
Other accrued liabilities	137,126	134,127
Current portion of long-term debt and other long-term liabilities	20,416	103,889
Deferred income taxes	21,432	23,143
Total current liabilities	473,897	631,317
Long-term debt and other long-term liabilities (Note 7)	973,669	681,403
Deferred income taxes	38,375	58,528
Total liabilities	1,485,941	1,371,248
Commitments and contingencies (Note 17)
Debt conversion feature	—	1,446
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,600,166 and 36,356,357 shares issued;
18,926,242 and 26,150,900 shares outstanding;	473,592	482,481
Treasury stock	(996,293)	(476,796)
Retained earnings	620,389	513,771
Accumulated other comprehensive loss	(310)	(767)
Total stockholders’ equity	97,378	518,689
Total liabilities and stockholders’ equity	$1,583,319	$1,891,383

See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenue	$2,291,586	$2,299,785	$2,198,151
Expenses:
Direct operating(1)	1,581,721	1,556,999	1,492,522
Marketing	35,293	30,227	24,157
Research and development	13,047	13,082	6,757
General and administrative	190,643	220,293	203,532
Depreciation and other	187,824	189,401	178,333
Amortization of intangible assets	14,654	10,907	5,357
Total expenses	2,023,182	2,020,909	1,910,658
Operating income	268,404	278,876	287,493
Other income (expense), net:
Income (loss) from equity method investments, net (Note 5)	(28,734)	19,928	(5,184)
Interest expense, net	(47,644)	(32,807)	(15,640)
Other, net	(1,185)	(3,599)	(155)
Total other expense, net	(77,563)	(16,478)	(20,979)
Income from continuing operations before income taxes	190,841	262,398	266,514
Income tax expense	(66,164)	(39,710)	(100,211)
Income from continuing operations	124,677	222,688	166,303
Loss from discontinued operations, net of tax (Note 12)	(18,059)	(47,896)	(16,073)
Net income	106,618	174,792	150,230
Foreign currency translation adjustment(2)	457	856	1,048
Comprehensive income	$107,075	$175,648	$151,278
Basic earnings (loss) per share:
Continuing operations	$6.17	$8.18	$5.49
Discontinued operations	(0.89)	(1.76)	(0.53)
Basic earnings per share	$5.28	$6.42	$4.96
Diluted earnings (loss) per share:
Continuing operations	$6.02	$7.85	$5.17
Discontinued operations	(0.87)	(1.69)	(0.50)
Diluted earnings per share	$5.15	$6.16	$4.67
Weighted average shares used in basic per share calculations	20,192	27,216	30,305
Weighted average shares used in diluted per share calculations (Note 13)	20,699	28,381	32,174

(1)	“Direct operating” excludes depreciation and other of $125.7 million, $129.1 million and $127.0 million for 2014, 2013 and 2012, respectively.

(2)	Foreign currency translation adjustment had no tax effect in 2014, 2013 and 2012.

See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

					Accumulated Other Comprehensive Loss
	Common Stock		Treasury	Retained
	Shares	Amount	Stock	Earnings		Total
BALANCE, December 31, 2011	30,879,778	$481,249	$(153,425)	$188,749	$(2,671)	$513,902
Proceeds from exercise of stock options, net	381,468	8,263	—	—	—	8,263
Adjustments related to tax withholding for share-based compensation	(61,362)	(3,671)	—	—	—	(3,671)
Share-based payments expense	225,445	19,362	—	—	—	19,362
Excess tax benefit on share-based compensation expense	—	5,418	—	—	—	5,418
Repurchases of common stock	(2,799,115)	—	(139,724)	—	—	(139,724)
Convertible debt-conversion option	109	(5,740)	—	—	—	(5,740)
Net income	—	—	—	150,230	—	150,230
Foreign currency translation adjustment(1)	—	—	—	—	1,048	1,048
BALANCE, December 31, 2012	28,626,323	$504,881	$(293,149)	$338,979	$(1,623)	$549,088
Proceeds from exercise of stock options, net	411,902	12,655	—	—	—	12,655
Adjustments related to tax withholding for share-based compensation	(76,401)	(4,195)	—	—	—	(4,195)
Share-based payments expense	223,173	16,831	—	—	—	16,831
Excess tax benefit on share-based compensation expense	—	3,287	—	—	—	3,287
Repurchases of common stock	(3,306,433)	—	(195,004)	—	—	(195,004)
Repurchase and conversion of callable convertible debt, net of tax	272,336	(49,532)	11,357	—	—	(38,175)
Debt conversion feature	—	(1,446)	—	—	—	(1,446)
Net income	—	—	—	174,792	—	174,792
Foreign currency translation adjustment(1)	—	—	—	—	856	856
BALANCE, December 31, 2013	26,150,900	$482,481	$(476,796)	$513,771	$(767)	$518,689
Proceeds from exercise of stock options, net	103,260	3,735	—	—	—	3,735
Adjustments related to tax withholding for share-based compensation	(61,543)	(4,255)	—	—	—	(4,255)
Share-based payments expense	227,092	13,036	1,388	—	—	14,424
Excess tax benefit on share-based compensation expense	—	1,920	—	—	—	1,920
Repurchases of common stock	(7,925,227)	—	(545,140)	—	—	(545,140)
Repurchase and conversion of callable convertible debt, net of tax	431,760	(24,771)	24,255	—	—	(516)
Adjustment and settlement of debt conversion feature classified as temporary equity	—	1,446	—	—	—	1,446
Net income	—	—	—	106,618	—	106,618
Foreign currency translation adjustment(1)	—	—	—	—	457	457
BALANCE, December 31, 2014	18,926,242	$473,592	$(996,293)	$620,389	$(310)	$97,378

(1)	Foreign currency translation adjustment has no tax effect for the years ended December 31, 2014, 2013, and 2012.

See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2014	2013	2012
Operating Activities:
Net income	$106,618	$174,792	$150,230
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	195,162	193,700	179,147
Amortization of intangible assets	14,692	10,933	5,378
Share-based payments expense	13,384	16,831	19,362
Windfall excess tax benefits related to share-based payments	(1,964)	(3,698)	(5,740)
Deferred income taxes	(22,611)	(10,933)	87,573
Impairment expense	—	32,732	—
(Income) loss from equity method investments, net	28,734	(19,928)	5,184
Amortization of deferred financing fees and debt discount	4,116	6,394	9,235
Loss from early extinguishment of debt	2,018	6,013	953
Other	(1,750)	(2,039)	(5,053)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	8,671	7,978	(17,061)
Content library	19,747	(22,459)	(30,693)
Prepaid expenses and other current assets	44,282	(50,542)	(6,963)
Other assets	1,702	230	858
Accounts payable	(68,912)	1,491	60,104
Accrued payable to retailers	(6,847)	(4,088)	10,461
Other accrued liabilities	1,309	(9,573)	2,787
Net cash flows from operating activities(1)	338,351	327,834	465,762
Investing Activities:
Purchases of property and equipment	(97,924)	(161,412)	(209,910)
Proceeds from sale of property and equipment	1,977	13,344	1,131
Acquisition of ecoATM, net of cash acquired	—	(244,036)	—
Receipt of note receivable principal	—	22,913	—
Acquisition of NCR DVD kiosk business	—	—	(100,000)
Cash paid for equity investments	(24,500)	(28,000)	(39,727)
Extinguishment payment received from equity investment	5,000	—	—
Net cash flows used in investing activities(1)	(115,447)	(397,191)	(348,506)
Financing Activities:
Proceeds from issuance of senior unsecured notes	295,500	343,769	—
Proceeds from new borrowing on Credit Facility	642,000	400,000	—
Principal payments on Credit Facility	(680,125)	(215,313)	(10,938)
Financing costs associated with Credit Facility and senior unsecured notes(2)	(2,911)	(2,203)	—
Settlement and conversion of convertible debt	(51,149)	(172,211)	(20,575)
Repurchases of common stock(3)	(545,091)	(195,004)	(139,724)
Principal payments on capital lease obligations and other debt	(13,996)	(14,834)	(16,392)
Windfall excess tax benefits related to share-based payments	1,964	3,698	5,740
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(520)	8,460	4,592
Net cash flows from (used in) financing activities(1)	(354,328)	156,362	(177,297)

	Year Ended December 31,
	2014	2013	2012
Effect of exchange rate changes on cash	2,683	1,538	1,080
Increase (decrease) in cash and cash equivalents	(128,741)	88,543	(58,961)
Cash and cash equivalents:
Beginning of period	371,437	282,894	341,855
End of period	$242,696	$371,437	$282,894

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$41,614	$20,699	$13,112
Cash paid during the period for income taxes, net	$36,777	$55,989	$9,211
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$8,198	$7,408	$19,174
Purchases of property and equipment included in ending accounts payable	$8,255	$6,656	$25,706
Non-cash gain included in equity investments	$—	$68,376	$—
Common stock issued on conversion of callable convertible debt, net of tax	$24,255	$14,292	$—
Non-cash debt issue costs(3)	$4,500	$6,231	$—

(1)
During the first quarter of 2015, we discontinued our Redbox operations in Canada and during 2013, we discontinued four ventures, Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented. See Note 12: Discontinued Operations for cash flow disclosures related to our discontinued Redbox operations in Canada.

(2)
Total financing costs associated with the Credit Facility and senior unsecured notes issued in the second quarter of 2014 were $8.2 million composed of non-cash debt issue costs of $4.5 million recorded as debt discount associated with our issuance of $300.0 million senior unsecured notes due 2021, $1.5 million in deferred financing fees associated with the senior unsecured notes, and $2.2 million in deferred financing fees associated with the refinancing of our credit facility. The cash payments for financing costs associated with the Credit Facility and senior unsecured notes in 2014 were $2.9 million. The remaining accrued balance of the total financing cost as of December 31, 2014 was $0.8 million.

(3)
The total cost of repurchases of common stock in 2014 was $545.1 million, which includes $3.7 million in fees and expenses relating to the tender offer recorded as part of the cost of treasury stock in our Consolidated Balance Sheets. The cash payments for the tender offer fees in 2014 were $3.7 million.

See accompanying Notes to Consolidated Financial Statements

INDEX FOR NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OUTERWALL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2014, 2013, 2012
Note 1: Organization and Business
Description of Business
We are a leading provider of automated retail solutions offering convenient products and services that benefit consumers and drive incremental retail traffic and revenue for retailers. During the first quarter of 2015:

•
To align with a change in how our chief operating decision maker evaluates business performance, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include our product sampling kiosk concept SAMPLEit, are included in the All Other reporting category as they do not meet quantitative thresholds to be reported as a separate segment. See Note 14: Business Segments and Enterprise-Wide Information for additional information; and

•
We discontinued our Redbox operations in Canada ("Redbox Canada") as the business was not meeting our performance expectations. We have reclassified the results of Redbox Canada to discontinued operations for all periods presented in our Consolidated Statements of Comprehensive Income. See Note 12: Discontinued Operations for additional information.

See Note 20: Recast Financial Information for a list of the footnotes that have been recast to conform to the above changes.
Our core offerings in automated retail include our Redbox, Coinstar and ecoATM segments. Our Redbox segment consists of self-service kiosks where consumers can rent or purchase movies and video games. Our Coinstar segment consists of self-service coin-counting kiosks where consumers can convert their coins to cash or stored value products. We also offer self-service kiosks that exchange gift cards for cash under our Coinstar™ Exchange brand. Our ecoATM segment consists of self-service kiosks where consumers can recycle electronic devices for cash. In addition to our three reportable segments, we also conduct business activities through other self-service concepts, where we identify, evaluate, build or acquire and develop new self-service retail concepts and regularly assess these concepts to determine whether continued funding or other alternatives are appropriate.
On July 23, 2013 we acquired the remaining 77.0% equity interest in our ecoATM business. We paid $262.9 million in cash and the primary assets received included property and equipment of $23.2 million, identified intangible assets of $41.4 million and goodwill of $264.2 million, which is not deductible for tax purposes. The primary reason for the business combination was to expand Outerwall’s presence in automated retail and gain exposure to the growing demand for refurbished products and mobile devices. Since the acquisition date, the results of ecoATM operations, with the exception of expense for rights to receive cash which are unallocated corporate expenses, are included in our ecoATM segment. See Note 14: Business Segments and Enterprise-Wide Information for more information.
Our kiosks are located primarily in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, malls and restaurants. Our kiosk and location counts as of December 31, 2014, are as follows:

	Kiosks	Locations
Redbox	42,280	34,740
Coinstar	21,340	20,250
ecoATM	1,890	1,660
All Other	90	90
Total	65,600	56,740
Note 2: Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Outerwall Inc. and our wholly-owned subsidiaries. Investments in companies of which we may have significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in Financial Reporting
We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. which requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and our notes thereto. The most significant estimates and assumptions include the:

•	useful lives and salvage values of our content library;

•	determination of goodwill impairment;

•	lives and recoverability of equipment and other long-lived assets;

•	recognition and measurement of current and long-term deferred income taxes (including the measurement of uncertain tax positions); and

•	loss contingencies.
It is reasonably possible that the estimates we make may change in the future and could have a material effect on our financial statements.
Cash and Cash Equivalents
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Our cash and cash equivalents were $242.7 million and $371.4 million at December 31, 2014, and December 31, 2013, respectively. Of this total, cash equivalents were $0.9 million and $65.8 million, respectively, and consisted of money market demand accounts and investment grade fixed income securities such as money market funds, certificate of deposits, and commercial paper. Our cash balances with financial institutions may exceed the deposit insurance limits.
Included in our cash and cash equivalents at December 31, 2014, and December 31, 2013, were $81.7 million and $85.5 million, respectively that we identified for settling our accrued payable to our retailer partners in relation to our Coinstar kiosks.
Separately included in our cash and cash equivalents at December 31, 2014, and December 31, 2013, were $66.5 million and $199.0 million, respectively in cash and cash equivalents held in financial institutions domestically and $11.6 million and $15.2 million, respectively in cash and cash equivalents held in foreign financial institutions.
Accounts Receivable
Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance. Amounts expensed for uncollectible accounts and amounts charged against the allowance were immaterial in all periods presented.
Content Library
Content library consists of movies and video games available for rent or purchase. We obtain our movie and video game content primarily through revenue sharing agreements and license agreements with studios and game publishers, as well as through distributors and other suppliers. The cost of content mainly includes the cost of the movies and video games, labor, overhead, freight, and studio revenue sharing expenses. The content purchases are capitalized and amortized to their estimated salvage value as a component of direct operating expenses over the usage period. For purchased content that we expect to sell at the end of its useful life, we determine an estimated salvage value. Content salvage values are estimated based on the amounts that we have historically recovered on disposal. For licensed content that we do not expect to sell, no salvage value is provided. The useful lives and salvage value of our content library are periodically reviewed and evaluated. Amortization charges are derived utilizing rental curves based on historical performance of movies and games over their useful lives and recorded on an accelerated basis, reflecting higher rentals of movies and video games in the first few weeks after release, and substantially all of the amortization expense is recognized within one year of purchase.

In the second quarter of 2013, we completed a review of its content library amortization methodology and updated the methodology in order to add greater precision to product cost amortization. The previous method recognized accelerated amortization of content library costs at a rate faster than the decline in the content library's value due to the recognition of charges in addition to the normal rental curve amortization whenever individual discs were removed from kiosks, a process we define as "thinning". The Company's most recent analysis has shown that its amortization curves can reasonably capture the effect of thinning and therefore eliminates the need for additional charges at the time of thinning and provides a better correlation of costs to revenue. The modified approach to amortizing the cost of the content library is based on updated rental curves, which incorporate thinning estimates, and provides a more systematic method for recognizing the costs of movie and game titles. The Company anticipates that this new method will better align the recognition of costs with the related revenue.
The Company believes that the change in its content library amortization methodology, made on a prospective basis, is a change in accounting estimate that is effected by a change in accounting principle. The Company believes that the modified content library amortization methodology is preferable because it better reflects the pattern of consumption of the expected benefits of the content library. A copy of our auditor's preferability letter is filed as an exhibit to our 10-Q for the period ended June 30, 2013.
The effect of this change resulted in a reduction of product costs, as reported in direct operating expenses, of approximately $21.7 million in the second quarter of 2013, with those costs shifted to primarily the third and fourth quarters and some into 2014. The change resulted in a corresponding increase to the balance of our content library. In addition, the change in amortization methodology shifted product costs on titles purchased during the second half of 2013 into 2014 as amortization is less accelerated than under the prior method. Under the modified amortization methodology we continue to recognize substantially all of the amortization expense within one year of purchase. For year ended December 31, 2013, the change resulted in a total pretax benefit of $31.8 million or $1.17 per basic share and $1.12 per diluted share.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives:

Useful Life
Coin-counting kiosks and components	2 - 10 years
Redbox kiosks and components	3 - 5 years
ecoATM kiosk and components	5 years
Computers and software	3 - 5 years
Office furniture and equipment	5 - 7 years
Leased vehicles	3 - 6 years
Leasehold improvements (shorter of life of asset or remaining lease term)	1 - 11 years
Internal-Use Software
We capitalize costs incurred to develop or obtain internal-use software during the application development stage. Capitalization of software development costs occurs after the preliminary project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended. We expense costs incurred for training, data conversion, and maintenance, as well as spending in the post-implementation stage. A subsequent addition, modification or upgrade to internal-use software is capitalized only to the extent that it enables the software to perform a task it previously could not perform. The internal-use software is included in computers and software under property and equipment in our Consolidated Balance Sheets. We amortize the internal-use software based on the estimated useful life on a straight-line basis.
Intangible Assets Subject to Amortization
Our intangible assets subject to amortization are primarily composed of developed technology and retailer relationships acquired in connection with our acquisitions. We used expectations of future cash flows, with appropriate discount rates based on the stage of the enterprise acquired, to estimate the fair value of our intangible assets. We amortize our intangible assets on a straight-line basis over their expected useful lives.

Goodwill
Goodwill represents the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. We assess goodwill for potential impairment at the reporting unit level on an annual basis as of November 30, or whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We may assess qualitative factors to make this determination, or bypass such a qualitative assessment and proceed directly to testing goodwill for impairment using a two-step process. Qualitative factors we may consider include, but are not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for our products and services, regulatory and political developments and entity specific factors such as strategies and financial performance. If, after completing such assessment, it is determined more likely than not that the fair value of a reporting unit is less than its carrying value, we proceed to a two-step impairment test, whereby the first step is comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the test is not performed. The second step of the impairment test is performed when the carrying amount of the reporting unit exceeds the fair value, then the implied fair value of the reporting unit goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to the excess. For additional information see Note 4: Goodwill and Other Intangible Assets.
Lives and Recoverability of Equipment and Other Long-Lived Assets
We evaluate the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, we prepare an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flow is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case we will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, we recognize the impairment loss and adjust the carrying amount of the asset to its estimated fair value.
During the fourth quarter of 2013, we discontinued three new venture concepts, RubiTM, Crisp MarketTM and Star StudioTM. During the second quarter of 2013 we discontinued our OrangoTM concept. As a result of the decision to discontinue the four concepts, for each concept we estimated the fair value of assets held utilizing a cash flow approach. For each of the concepts and for certain shared service assets used for the new ventures, as of December 31, 2013, we estimated the fair value of the assets was zero and recorded impairment charges for each concept. See Note 12: Discontinued Operations for additional information.
On January 23, 2015, we made the decision to shut down our Redbox Canada operations as the business was not meeting the Company's performance expectations. On March 31, 2015, we completed the disposal of the Redbox Canada operations. As a result, we updated certain estimates used in the preparation of the financial statements and the remaining value of certain capitalized property and equipment, consisting primarily of installation costs, was amortized over the wind-down period ending March 31, 2015. See Note 12: Discontinued Operations for additional information.
Income Taxes
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and operating loss and tax credit carryforwards. We record a valuation allowance to reduce deferred tax assets to the amount expected to more likely than not be realized in our future tax returns. Deferred tax assets and liabilities and operating loss and tax credit carryforwards are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss and tax credit carryforwards are expected to be recovered or settled.
We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate or effective settlement with a taxing authority that has full knowledge of all relevant information. In the event of a tax position where it would not be more likely than not that a tax benefit would be sustained, no tax benefit would be recognized in the financial statements. When applicable, associated interest and penalties have been recognized as a component of income tax expense. See Note 11: Income Taxes From Continuing Operations for additional information.

Taxes Collected from Customers and Remitted to Governmental Authorities
We account for tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction (i.e., sales, value added) on a net (excluded from revenue) basis.
Convertible Debt
In September 2009, we issued $200.0 million aggregate principal amount of 4% Convertible Senior Notes (the “Convertible Notes”). The Convertible Notes were convertible as of December 31, 2013 and the debt conversion feature was classified as temporary equity on our Consolidated Balance Sheets. On September 2, 2014, the Convertible Notes matured. In 2014, we retired or settled upon maturity, a combined 51,148 Convertible Notes for total consideration of $51.1 million in cash and the issuance of 431,760 shares of common stock. The amount by which total consideration exceeded the fair value of the Convertible Notes has been recorded as a reduction of stockholders’ equity. The loss from early extinguishment of the Convertible Notes was approximately $0.3 million and is recorded in interest expense in our Consolidated Statements of Comprehensive Income.
Loss Contingencies
We accrue estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. We believe that we have sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Revenue Recognition
We recognize revenue when persuasive evidence of a sales arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured as follows:

•
Redbox - Revenue from movie and video game rentals is recognized ratably over the term of a consumer’s rental transaction. Revenue from a direct sale out of the kiosk of previously rented movies or video games is recognized at the time of sale. On rental transactions for which the related movie or video game has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectible amounts. We record revenue net of refunds and applicable sales taxes collected from consumers. In the fourth quarter of 2014, Redbox launched Redbox Play Pass, a new loyalty program, where customers can earn points redeemable for movie rentals. As customers accumulate points, we defer the estimated fair value of the points earned as deferred revenue (included within other current accrued liabilities). We deferred $1.5 million as of December 31, 2014.

•
Coinstar - Revenue from a coin-counting transaction, which is collected from either consumers or card issuers (in stored value product transactions), is recognized at the time the consumers’ coins are counted by our coin-counting kiosks. Our revenue represents the fee charged for coin-counting transactions.

•	ecoATM - Revenue is recognized upon the sale and shipment of devices collected at our kiosks to third parties.

•	All Other - Revenue is recognized in our SAMPLEit concept when the service transaction is complete.
Fees Paid to Retailers
Fees paid to retailers relate to the amount we pay our retailers for the benefit of placing our kiosks in their stores and their agreement to provide certain services on our behalf to our consumers. The fee is generally calculated as a percentage of each coin-counting transaction or as a percentage of our net movie or video game rental revenue or a fixed fee and is recorded in our Consolidated Statements of Comprehensive Income within Direct operating expenses. The fee arrangements are based on our negotiations and evaluation of certain factors with the retailers such as total revenue, long-term non-cancelable contracts, installation of our kiosks in high traffic and/or urban or rural locations, co-op marketing incentives, or other criteria.
Advertising
Advertising costs, which are included as a component of marketing expenses, are expensed as incurred and totaled $11.1 million, $11.8 million and $11.7 million in 2014, 2013 and 2012, respectively.
Research and Development
Costs incurred for research and development activities are expensed as incurred.

Foreign Currency Translation
The functional currencies of our international subsidiaries are the British pound Sterling for our subsidiary Coinstar Limited in the United Kingdom, Canadian dollar for Coinstar International and Redbox Canada GP, and the Euro for our Coinstar Ireland Limited subsidiary. We translate assets and liabilities related to these operations to U.S. dollars at the exchange rate in effect at the date of the Consolidated Balance Sheets; we convert revenues and expenses into U.S. dollars using average exchange rates. Transaction gains and losses including on foreign currency intercompany transactions not deemed to be of a long term investment nature are included in Other income (expense), net on our Consolidated Statements of Comprehensive Income, except for those associated with discontinued operations which are included in Loss from discontinued operations, net of tax on our Consolidated Statements of Comprehensive Income. Translation gains and losses, including gains and losses on foreign currency intercompany transactions deemed to be of a long term investment nature, are reported as Accumulated other comprehensive loss in our Consolidated Balance Sheets.
Share-Based Payments
We measure and recognize expense for all share-based payment awards granted, including employee stock options and restricted stock awards, based on the estimated fair value of the award on the grant date. We utilize the Black-Scholes-Merton (“BSM”) valuation model for valuing our stock option awards and the determination of the expenses.
The use of the BSM valuation model to estimate the fair value of stock option awards requires us to make judgments on assumptions regarding the risk-free interest rate, expected dividend yield, expected term and expected volatility over the expected term of the award. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates at the time they are made, but these estimates involve inherent uncertainties and the determination of expense could be materially different in the future.
We amortize share-based payment expense on a straight-line basis over the vesting period of the individual award with estimated forfeitures considered. Vesting periods are generally four years. Expense for performance based shares is recognized over the vesting period if and when we conclude that it is probable that the performance condition will be achieved. We reassess the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on our probability assessment.
Shares to be issued upon the exercise of stock options will come from newly issued shares. The expense related to restricted stock granted to movie studios as part of license agreements is adjusted based on the number of unvested shares and market price of our common stock each reporting period.
Share-based payment expense is only recognized on awards that ultimately vest. Therefore, we have reduced the share-based payment expense to be recognized over the vesting period for anticipated future forfeitures. Forfeiture estimates are based on historical forfeiture patterns. We review and assess our forfeiture estimates quarterly and update them if necessary. Any changes to accumulated share-based payment expense are recognized in the period of change. If actual forfeitures differ significantly from our estimates, our results of operations could be materially impacted. For additional information see Note 9: Share-Based Payments.
Fair Value of Financial Instruments
The carrying amounts for cash equivalents approximate fair value, which is the amount for which the instrument could be exchanged in a current transaction between willing parties. Available-for-sale securities are marked to fair value on a quarterly basis. The fair value of our revolving line of credit approximates its carrying amount. For additional information see Note 16: Fair Value.
Reclassifications
During the first quarter of 2015, we discontinued our Redbox Canada operations. We have reclassified the results of Redbox Canada to discontinued operations for all periods presented in our Consolidated Statements of Comprehensive Income. See Note 12: Discontinued Operations for more information.
During 2014, we reclassified certain deferred fees associated with the issuance of our Senior Notes due 2019 from other long-term assets to long-term debt and other long-term liabilities. We have reclassified these amounts for all periods presented in our Consolidated Balance Sheets.
During 2013, we discontinued four new venture concepts, Rubi, Crisp Market, Orango, and Star Studio. We have reclassified the results of operations of these four ventures to discontinued operations for all periods presented in our Consolidated Statements of Comprehensive Income. See Note 12: Discontinued Operations for more information.

The accompanying consolidated financial statements include the accounts of Outerwall Inc. and our wholly-owned subsidiaries. Investments in companies of which we may have significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.
Revision of Previously Issued Financial Statements
During the second quarter of 2014, we identified adjustments to prior periods related to purchases of property and equipment included in ending accounts payable which impact the amounts presented as cash paid for purchases of property and equipment in the investing activities section of our consolidated statements of cash flows, the change in accounts payable within the operating activities section of the cash flow statement and the supplemental non-cash investing and financing activities disclosure of purchases of property and equipment included in ending accounts payable. We concluded that the error was not material to any of our prior period financial statements under the guidance of SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality. We applied the guidance of SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and revised the prior period financial statements presented.
The impact of the immaterial error on our prior period Consolidated Statements of Cash Flows is presented in the following table:

	2013			2012
Dollars in thousands	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Cash flows from changes in operating assets and liabilities:
Accounts payable	$(2,252)	$3,743	$1,491	$58,248	$1,856	$60,104
Net cash flows from operating activities	$324,091	$3,743	$327,834	$463,906	$1,856	$465,762
Investing Activities:
Purchases of property and equipment	$(157,669)	$(3,743)	$(161,412)	$(208,054)	$(1,856)	$(209,910)
Net cash flows from investing activities	$(393,448)	$(3,743)	$(397,191)	$(346,650)	$(1,856)	$(348,506)
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in ending accounts payable	$12,254	$(5,598)	$6,656	$27,562	$(1,856)	$25,706
Accounting Pronouncements Adopted During the Current Year
In May 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. For public entities, the ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Our adoption of ASU No. 2013-05 in the first quarter of 2014 did not have a material impact on our financial position, results of operations or cash flows.
In November 2013, the FASB issued ASU 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." This ASU requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when:

1.	the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction, and

2.	the entity intends to use the deferred tax asset for that purpose.
The ASU changes existing presentation requirements but does not require new recurring disclosures. The ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013 for public entities. Our adoption of ASU No. 2013-11 in the first quarter of 2014 did not have a material impact on our financial position, results of operations or cash flows.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 changes the requirements for reporting discontinued operations. Under the ASU discontinued operations is defined as either a:

•	Component of an entity, or group of components, that

◦	has been disposed of, meets the criteria to be classified as held-for-sale, or has been abandoned/spun-off; and

◦	represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results, or a

•	Business or nonprofit activity that, on acquisition, meets the criteria to be classified as held-for-sale.
We adopted the provisions of ASU 2014-08 during the first quarter of 2015 and applied the guidance to our Redbox Canada discontinued operations. See Note 12: Discontinued Operations for additional information.
Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. The amendments in the ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of the initial application along with additional disclosures. We are currently evaluating the impact of ASU 2014-09, including the methods of implementation, which is effective for us in our fiscal year beginning on January 1, 2017.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU describes how an entity’s management should assess whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management should consider both quantitative and qualitative factors in making its assessment.
If after considering management’s plans, substantial doubt about an entity’s going concern is alleviated, an entity shall disclose information in the footnotes that enables the users of the financial statements to understand the events that raised the going concern and how management’s plan alleviated this concern.
If after considering management’s plans, substantial doubt about an entity’s going concern is not alleviated, the entity shall disclose in the footnotes indicating that a substantial doubt about the entity’s going concern exists within one year of the date of the issued financial statements. Additionally, the entity shall disclose the events that led to this going concern and management’s plans to mitigate them.
We are currently evaluating the impact of ASU 2014-15, which is effective for us in our fiscal year beginning January 1, 2016.
Note 3: Property and Equipment

	December 31,
Dollars in thousands	2014	2013
Kiosks and components	$1,165,925	$1,105,761
Computers, servers, and software	200,915	226,389
Office furniture and equipment	9,218	7,260
Vehicles	6,234	6,553
Leasehold improvements	29,625	23,198
Property and equipment, at cost	1,411,917	1,369,161
Accumulated depreciation and amortization	(983,449)	(848,296)
Property and equipment, net	$428,468	$520,865

Note 4: Goodwill and Other Intangible Assets
Goodwill
The carrying amount of goodwill was as follows:

Dollars in thousands	December 31,
	2014	2013
Goodwill	$559,307	$559,307
Goodwill by Segment
The carrying amount of goodwill by segment was as follows:

Dollars in thousands	December 31,
	2014	2013
Redbox	$138,743	$138,743
Coinstar	156,351	156,351
ecoATM	264,213	264,213
Total goodwill	$559,307	$559,307
We elected to by-pass the qualitative assessment and performed the annual goodwill impairment test based on a quantitative analysis as of November 30, 2014. We estimated the fair value of our goodwill bearing reporting units using both the income and market approaches. Our estimates of fair value can change significantly based on factors such as revenue growth rates, profit margins, discount rates, market conditions, market prices, and changes in business strategies. As the estimated fair value of each reporting unit exceeded its respective carrying value in the first step of the goodwill impairment test it was not necessary to proceed to the second step and there was no goodwill impairment in 2014.
Other Intangible Assets
The gross amount of our other intangible assets and the related accumulated amortization were as follows:

Dollars in thousands	Amortization	December 31,
	Period	2014	2013
Retailer relationships	5 - 10 years	$53,295	$53,295
Accumulated amortization		(23,200)	(17,768)
Retailer relationships, net		30,095	35,527
Developed technology	5 years	34,000	34,000
Accumulated amortization		(9,633)	(2,833)
Developed technology, net		24,367	31,167
Other	1 - 40 years	16,800	16,800
Accumulated amortization		(6,571)	(4,111)
Other, net		10,229	12,689
Total intangible assets, net		$64,691	$79,383

Amortization expense was as follows:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Retailer relationships	$5,432	$6,250	$4,456
Developed technology	6,800	2,833	—
Other	2,460	1,850	922
Total amortization of intangible assets	$14,692	$10,933	$5,378
Less: amortization included in discontinued operations	(38)	(26)	(21)
Total amortization of intangible assets from continuing operations	$14,654	$10,907	$5,357
Assuming no future impairment, the expected future amortization as of December 31, 2014 is as follows:

Dollars in thousands	Retailer Relationships	Developed Technology	Other	Total
2015	$4,012	$6,800	$2,407	$13,219
2016	4,012	6,800	2,307	13,119
2017	4,012	6,800	2,285	13,097
2018	4,012	3,967	1,664	9,643
2019	4,012	—	801	4,813
Thereafter	10,035	—	765	10,800
Total expected amortization	$30,095	$24,367	$10,229	$64,691
Note 5: Equity Method Investments and Related Party Transactions
Redbox Instant™ by Verizon
In February 2012, Redbox and Verizon Ventures IV LLC (“Verizon”), a wholly owned subsidiary of Verizon Communications Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) and related arrangements. The LLC Agreement governs the relationship of the parties with respect to a joint venture, Redbox Instant by Verizon (the “Joint Venture”). Redbox initially acquired a 35.0% ownership interest in the Joint Venture and made an initial capital contribution of $14.0 million in cash in February 2012 subsequent to the formation of the Joint Venture. The following table summarizes Redbox's initial cash capital contribution and subsequent cash capital contributions representing its pro-rata share of requests made by the Joint Venture board of managers:

Dollars in thousands	Cash Contributions
2012	$24,500
2013	28,000
2014	24,500
Total cash capital contributions	$77,000
On October 19, 2014, the Company and Verizon entered into an agreement whereby we would withdraw from the Joint Venture effective October 20, 2014. Pursuant to the Withdrawal Agreement, all of Redbox’s rights under the Joint Venture’s operating agreement were extinguished for a total payment of $16.8 million made to Redbox and no further capital contributions were required. The $16.8 million payment received was composed of an $11.8 million expense reimbursement payment to satisfy all outstanding amounts due and additional expenses incurred by Redbox inclusive of transition services performed for the Joint Venture to Redbox and a $5.0 million extinguishment payment which is included within Income (loss) from equity method investments within our Consolidated Statements of Comprehensive Income.
Other Equity Method Investments
We include our equity method investments within other long-term assets on our Consolidated Balance Sheets. As of December 31, 2014 our $1.5 million investment in SoloHealth, Inc., representing 10% ownership, was our only equity method investment.
Since we acquired ecoATM on July 23, 2013, the results of ecoATM operations, with the exception of expense for rights to receive cash which are unallocated corporate expenses, are included in our ecoATM segment. See Note 14: Business Segments and Enterprise-Wide Information for more information.

Income (Loss) from Equity Method Investments and Summarized Financial Information
Income (loss) from equity method investments within our Consolidated Statements of Comprehensive Income is composed of the following:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Trademark gain	$—	$—	$19,500
Gain on previously held equity interest in ecoATM	—	68,376	—
Proportionate share of net loss of equity method investees:
Joint Venture	(25,793)	(42,660)	(20,236)
ecoATM and SoloHealth	(530)	(3,313)	(2,179)
Total proportionate share of net loss of equity method investees	(26,323)	(45,973)	(22,415)
Amortization of difference in carrying amount and underlying equity in Joint Venture	(2,411)	(2,475)	(2,269)
Total income (loss) from equity method investments	$(28,734)	$19,928	$(5,184)

A summary of financial information for our equity method investees in the aggregate, as provided to us by the investees, is as follows and includes the balance sheet as of and statement of operations through October 20, 2014, the date of our withdrawal from the Joint Venture, and as of December 31, 2014 and the period ended December 31, 2014 for SoloHealth:

Balance Sheets	October 20,	December 31,
Dollars in thousands	2014(1)	2014(2)	2013
Current assets	$9,095	$3,408	$32,832
Noncurrent assets	$3,053	$20,376	$30,765
Current liabilities	$86,735	$7,321	$46,706
Long-term liabilities	$—	$18,754	$23,905
Redeemable preferred stock	$—	$23,734	$23,542
(1) Represents the Joint Venture only
(2) Represents SoloHealth only

Statement of Operations	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Revenue	$29,963	$15,824	$2,067
Cost of sales and service	$68,732	$25,092	$10,716
Net loss and loss from continuing operations	$140,919	$134,911	$58,510
Related Party Transactions
At December 31, 2013, included within accounts receivable, net of allowance, on our Consolidated Balance Sheets, was $5.9 million due from the Joint Venture related to costs incurred by Redbox on behalf of the Joint Venture during the normal course of business. There were no amounts due as of December 31, 2014.

Note 6: Prepaid Expenses and Other Current Assets and Other Accrued Liabilities
Prepaid expenses and other current assets

	December 31,
Dollars in thousands	2014	2013
Spare parts	$13,643	$18,975
Licenses	5,881	4,568
Electronic devices inventory	5,259	3,529
Prepaid rent	1,446	1,302
DVD cases and labels	1,330	2,596
Income taxes receivable	113	37,466
Other	12,165	16,273
Total prepaid and other current assets	$39,837	$84,709

Other accrued liabilities

	December 31,
Dollars in thousands	2014	2013
Payroll related expenses	$33,343	$33,852
Accrued content library expense	23,226	21,602
Business taxes	21,629	22,939
Insurance	9,615	13,379
Deferred revenue	6,995	4,323
Accrued interest expense	6,974	7,015
Deferred rent expense	6,162	5,713
Service contract provider expenses	4,191	8,134
Other	24,991	17,170
Total other accrued liabilities	$137,126	$134,127

Note 7: Debt and Other Long-Term Liabilities

	Debt					Other Liabilities			Total
	Senior Notes		Credit Facility		Total Debt	Capital Lease Obligations	Asset retirement obligations	Other long-term liabilities
Dollars in thousands	Senior Unsecured Notes due 2019	Senior Unsecured Notes due 2021	Term Loans	Revolving Line of Credit
As of December 31, 2014:
Principal	$350,000	$300,000	$146,250	$160,000	$956,250
Discount	(4,296)	(4,152)	(335)	—	(8,783)
Total	345,704	295,848	145,915	$160,000	947,467	$15,391	$13,576	$17,651	$994,085
Less: current portion	—	—	(9,390)	—	(9,390)	(11,026)	—	—	(20,416)
Total long-term portion	$345,704	$295,848	$136,525	$160,000	$938,077	$4,365	$13,576	$17,651	$973,669

Unamortized deferred financing fees(1)	$649	$1,372	$—	$2,965	$4,986				$4,986

	Debt					Other Liabilities			Total
	Senior Unsecured Notes due 2019	Credit Facility		Convertible Notes	Total Debt	Capital Lease Obligations	Asset retirement obligations	Other long-term liabilities
Dollars in thousands		Term Loans	Revolving Line of Credit
As of December 31, 2013:
Principal	$350,000	$344,375	$—	$51,148	$745,523
Discount	(5,317)	—	—	(1,446)	(6,763)
Total	344,683	344,375	$—	49,702	738,760	$21,361	$13,086	$12,085	$785,292
Less: current portion	—	(42,187)	—	(49,702)	(91,889)	(11,997)	—	(3)	(103,889)
Total long-term portion	$344,683	$302,188	$—	$—	$646,871	$9,364	$13,086	$12,082	$681,403

Unamortized deferred financing fees(1)	$832	$1,259	$2,749	$186	$5,026				$5,026
(1)Deferred financing fees are recorded in other long-term assets in our Consolidated Balance Sheets and are amortized on a straight line basis over the life of the related loan.

Interest Expense

Dollars in thousands	Year Ended December 31,
	2014	2013	2012
Cash interest expense	$41,562	$25,289	$12,833
Non-cash interest expense:
Amortization of debt discount	2,606	4,674	7,109
Amortization of deferred financing fees	1,510	1,720	2,126
Other	—	(550)	(2,700)
Total non-cash interest expense	4,116	5,844	6,535
Total cash and non-cash interest expense	45,678	31,133	19,368
Loss from early extinguishment of debt	2,018	6,013	953
Total interest expense	$47,696	$37,146	$20,321
Senior Unsecured Notes Due 2019
On March 12, 2013, we entered into an indenture pursuant to which we issued $350.0 million principal amount of 6.000% Senior Notes due 2019 (the “Senior Notes due 2019”) at par for proceeds, net of expenses, of $343.8 million. The expenses were allocated between debt discount and deferred financing fees based on their nature. Each of our direct and indirect U.S. subsidiaries guarantees the Senior Notes due 2019. As of December 31, 2014, we were in compliance with the covenants of the related indenture.
Senior Unsecured Notes Due 2021
On June 9, 2014, we entered into an indenture pursuant to which we issued $300.0 million principal amount of 5.875% Senior Notes due 2021 (the "Senior Notes due 2021") at par for proceeds, net of expenses, of $294.0 million. The expenses were allocated between debt discount and deferred financing fees based on their nature. Each of our direct and indirect U.S. subsidiaries guarantees the Senior Notes due 2021.
The Senior Notes due 2021 and related guarantees:

•
are general unsecured obligations and are effectively subordinated to all of our and our subsidiary guarantors’ existing and future secured debt to the extent of the collateral securing that secured debt, and

•	will rank equally to all of our and our subsidiary guarantors’ other unsecured and unsubordinated indebtedness.
In addition, the Senior Notes due 2021:

•	will be effectively subordinated to all of the liabilities of our existing and future subsidiaries that are not guaranteeing the Senior Notes due 2021,

•	require interest payable on June 15 and December 15 of each year, beginning on December 15, 2014, and

•	mature on June 15, 2021.

We may redeem any of the Senior Notes due 2021:

•	beginning on June 15, 2017 at a redemption price of 104.406% of their principal amount plus accrued and unpaid interest and additional interest, if any; then

•	the redemption price will be 102.938% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning June 15, 2018; then

•	the redemption price will be 101.469% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning June 15, 2019; and then

•	the redemption price will be 100.000% of their principal amount plus accrued interest and unpaid interest and additional interest, if any, beginning on June 15, 2020.

•
We may also redeem some or all of the Senior Notes due 2021 before June 15, 2017 at a redemption price of 100.000% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable “make-whole” premium.

•
In addition, before June 15, 2017, we may redeem up to 35% of the aggregate principal amount with the proceeds of certain equity offerings at 105.875% of their principal amount plus accrued and unpaid interest and additional interest, if any; we may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount originally issued remains outstanding.

Upon a change of control as defined in the indenture related to the Senior Notes due 2021, we will be required to make an offer to purchase the Senior Notes due 2021 or any portion thereof. That purchase price will equal 101% of the principal amount of the Senior Notes due 2021 on the date of purchase plus accrued and unpaid interest and additional interest, if any. If we make certain asset sales and do not reinvest the proceeds or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the Senior Notes due 2021 at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase.
The terms of the Senior Notes due 2021 restrict our ability and the ability of certain of our subsidiaries to, among other things: incur additional indebtedness; create liens; pay dividends or make distributions in respect of capital stock; purchase or redeem capital stock; make investments or certain other restricted payments; sell assets; enter into transactions with stockholders or affiliates; or effect a consolidation or merger. However, these and other limitations set forth in the related indenture will be subject to a number of important qualifications and exceptions.
The indenture related to the Senior Notes due 2021 provides for customary events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest or premium; breach of covenants or other agreements in the indenture; defaults in failure to pay certain other indebtedness; the failure to pay certain final judgments; the invalidity of certain of the Subsidiary Guarantors’ guarantees; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount then outstanding may declare the principal amount plus accrued and unpaid interest to be immediately due and payable. As of December 31, 2014, we were in compliance with the covenants of the related indenture.
In connection with the issuance of the Senior Notes due 2021 and related guarantees, we agreed to register the Senior Notes due 2021 and related guarantees under the Securities Act of 1933, as amended (the “Securities Act”) so as to allow holders of the Senior Notes due 2021 and related guarantees to exchange the Senior Notes due 2021 and the related guarantees for the same principal amount of a new issue of Senior Notes due 2021 and related guarantees (collectively, the “Exchange Notes”) with substantially identical terms, except that the Exchange Notes will generally be freely transferable under the Securities Act. If we fail to comply with these obligations on time (a “registration default”), we generally will be required to pay additional interest at a rate of 0.25% per annum for the first 90-day period following a registration default and an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue (provided that such rate may not exceed 1.00% per annum).
Revolving Line of Credit and Term Loan
On June 24, 2014, we entered into the Third Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) providing for a senior secured credit facility (the "Credit Facility"). The Amended and Restated Credit Agreement amended and restated in its entirety the Second Amended and Restated Credit Agreement dated as of November 20, 2007 and amended and restated as of April 29, 2009 and as of July 15, 2011 and all amendments and restatements thereto. The credit facility provided under the previous credit agreement was replaced by the Credit Facility. As a result of this refinancing activity, in the six months ended June 30, 2014, we recorded a loss on the extinguishment of the previous credit agreement of $1.7 million for certain previously capitalized and unamortized debt issuance costs. The loss on extinguishment is recorded within Interest expense, net in our Consolidated Statements of Comprehensive Income.

The Credit Facility consists of (a) a $150.0 million amortizing term loan (the “Term Loan”) and (b) a $600.0 million revolving line of credit (the “Revolving Line”), which includes (i) a $75.0 million sublimit for the issuance of letters of credit, (ii) a $50.0 million sublimit for swingline loans and (iii) a $75.0 million sublimit for loans in certain foreign currencies available to us and certain wholly owned Company foreign subsidiaries (the “Foreign Borrowers”). We may, subject to applicable conditions and subject to obtaining commitments from lenders, request an increase in the Revolving Line of up to $200.0 million in aggregate (the “Accordion”).
We (or the Foreign Borrowers, if applicable), subject to applicable conditions, may generally elect interest rates on the Term Loan and Revolving Line calculated by reference to (a) LIBOR (“London Interbank Offered Rate”) (or the Canadian Dealer Offered Rate, in the case of loans denominated in Canadian Dollars or, if LIBOR is not available for a foreign currency, such other interest rate customarily used by Bank of America for such foreign currency) for given interest periods (the “LIBOR/Eurocurrency Rate”) or (b) on loans in U.S. Dollars made to us, Bank of America’s prime rate (or, if greater, (i) the average rate on overnight federal funds plus 0.50% or (ii) the daily floating one month LIBOR plus 1%) (the “Base Rate”), plus a margin determined by our consolidated net leverage ratio. For swingline borrowings, we will pay interest at the Base Rate, plus a margin determined by our consolidated net leverage ratio. For borrowings made with the LIBOR/Eurocurrency Rate, the margin ranges from 125 to 200 basis points, while for borrowings made with the Base Rate, the margin ranges from 25 to 100 basis points.
The Amended and Restated Credit Agreement requires principal amortization payments under the Term Loan as follows:

Dollars in thousands	Repayment Amount
2015	$9,376
2016	13,126
2017	15,000
2018	18,750
2019	89,998
Total	$146,250

The Revolving Line matures on June 24, 2019, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized. The maturity date of the borrowings under the Credit Facility may be accelerated to December 18, 2018 if our senior unsecured notes due 2019 remain outstanding on or after such date. We may prepay amounts borrowed under the Term Loan without premium or penalty (other than breakage costs in the case of borrowings made with the LIBOR/Eurocurrency Rate), but amounts prepaid may not be re-borrowed.
The Amended and Restated Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest and could result in the acceleration of our obligations under the Credit Facilities and the obligations of any or all of the Guarantors to pay the full amount of our (or any Foreign Borrower’s) obligations under the Credit Facility.
The Amended and Restated Credit Agreement contains certain loan covenants, including, among others, financial covenants providing for a maximum consolidated net leverage ratio (i.e., consolidated total debt (net of certain cash and cash equivalents held by us and our domestic subsidiaries) to consolidated EBITDA) and a minimum consolidated interest coverage ratio, and limitations on our ability with regard to the incurrence of debt, the existence of liens, capital expenditures, stock repurchases and dividends, investments, and mergers, dispositions and acquisitions. Our obligations under the Credit Facility are guaranteed by each of our direct and indirect U.S. subsidiaries (collectively, the “Guarantors”), and if any Foreign Borrower is added to the Credit Facility, the Foreign Borrower’s obligations will be guaranteed by us and each of the Guarantors. As of December 31, 2014, the interest rate on amounts outstanding under the Credit Facility was 1.92% and we were in compliance with the covenants of the Credit Facility.

Convertible Debt
On September 2, 2014, our 4.0% Convertible Senior Notes (the “Convertible Notes”) matured. The aggregate outstanding principal was $51.1 million at December 31, 2013.
The Convertible Notes were convertible as of December 31, 2013 and the debt conversion feature was classified as temporary equity on our Consolidated Balance Sheets. In 2014, we retired or settled upon maturity, a combined 51,148 Convertible Notes for total consideration of $51.1 million in cash and the issuance of 431,760 shares of common stock. The amount by which total consideration exceeded the fair value of the Convertible Notes has been recorded as a reduction of stockholders’ equity. The loss from early extinguishment of the Convertible Notes was approximately $0.3 million and is recorded in Interest expense, net in our Consolidated Statements of Comprehensive Income.
Asset Retirement Obligation
We have entered into agreements with our partners to place kiosks in their stores. Upon contract terminations, we are obligated to remove the kiosks from the store locations and, accordingly, we recognize the estimated fair value of the liability under the long-term section of our liabilities in our Consolidated Balance Sheets.
Other Long-Term Liabilities
Included in other long-term liabilities were primarily tenant improvements related to our office building renovation in Oakbrook Terrace, Illinois; Bellevue, Washington; and San Diego, California as well as the related unrecognized tax benefits as follows:

Dollars in thousands	December 31,
	2014	2013
Tenant improvement and deferred rent and other	$13,013	$9,301
Unrecognized tax benefit	4,638	2,781
Total other long-term liabilities	$17,651	$12,082
Note 8: Repurchases of Common Stock
Board Authorization
On January 30, 2014, our Board of Directors approved an additional stock repurchase program of up to $500.0 million of our common stock plus the cash proceeds received from the exercise of stock options by our officers, directors, and employees. The Board also authorized a tender offer for up to $350.0 million with the option to increase the tender by up to 2% of outstanding shares. The tender offer expired on March 7, 2014.

Repurchases
Repurchased shares become a part of treasury stock. The shares tendered for tax withholding on vesting of restricted stock awards do not impact the repurchase program approved by our Board. The following tables present a summary of our 2014 authorized stock repurchase balance and repurchases made during the past three years:

Dollars in thousands	Board Authorization
Authorized repurchase - as of January 1, 2014(1)	$201,291
Additional board authorization(1)	500,000
Proceeds from the exercise of stock options	3,735
Repurchase of common stock from open market	(170,582)
Repurchase from tender offer(2)	(370,789)
Authorized repurchase - as of December 31, 2014(1)	$163,655

Repurchases made in the year ended December 31,	Number of Shares Repurchased	Average Price per Share (in dollars)	Total Purchase Price (in thousands)
2014
Tender offer(2)	5,291,701	$70.07	$370,789
Open market	2,633,526	$64.77	170,582
Total 2014	7,925,227	$68.31	541,371
2013	3,306,433	$58.98	195,004
2012	2,799,115	$49.92	139,724
Total	14,030,775	$62.44	$876,099

(1)
In addition to these amounts, the repurchase program approved by our Board of Directors allows for the use of cash proceeds received from the exercise of stock options by our officers, directors, and employees.

(2)
Fees and expenses totaling $3.7 million associated with the tender offer do not impact the repurchase program approved by our Board, are excluded from the total purchase price shown here and were recorded as part of the cost of treasury stock in our Consolidated Balance Sheets.

Credit Facility Requirements
Under our Credit Facility, we are permitted to repurchase shares of our common stock without limitation, provided that we are in compliance with certain covenants required under the terms of the Credit Facility. See Note 7: Debt and Other Long-Term Liabilities for additional information about the terms of the Credit Facility.
Note 9: Share-Based Payments
We currently grant share-based awards to our employees, non-employee directors and consultants under our 2011 Incentive Plan (the “Plan”). The Plan permits the granting of stock options, restricted stock, restricted stock units, and performance-based restricted stock.
The following is the summary of grant information:

Shares in thousands	December 31, 2014
Unissued common stock reserved for issuance under all plans	1,219
Shares available for future grants	1,090

Certain information regarding our share-based payments is as follows:

	Year Ended December 31,
Dollars in thousands except per share data	2014	2013	2012
Share-based payments expense:
Share-based compensation - stock options	$803	$1,566	$2,654
Share-based compensation - restricted stock	11,214	10,504	10,593
Share-based payments for content arrangements	1,367	4,761	6,115
Total share-based payments expense	$13,384	$16,831	$19,362
Tax benefit on share-based payments expense	$5,134	$6,392	$7,246
Per share weighted average grant date fair value of stock options granted	$—	$53.90	$27.24
Per share weighted average grant date fair value of restricted stock granted	$71.37	$53.94	$55.94
Total intrinsic value of stock options exercised	$3,263	$10,567	$10,509
Grant date fair value of restricted stock vested	$13,036	$12,641	$11,648

	December 31, 2014
Dollars in thousands	Unrecognized Share-Based Payments Expense	Weighted-Average Remaining Life
Unrecognized share-based payments expense:
Share-based compensation - stock options	$863	1.8 years
Share-based compensation - restricted stock	20,714	2.1 years
Share-based payments for content arrangements (1)	1,041	0.8 years
Total unrecognized share-based payments expense	$22,618

(1)
Related to 25,000 shares of restricted stock granted to Sony in connection with extending our existing content license agreement. The unrecognized expense associated with these vested shares is recognized over the agreement term.

Share-Based Compensation
Stock options
Shares of common stock are issued upon exercise of stock options. The following table presents a summary of stock option activity for 2014:

Shares in thousands	Options	Weighted Average Exercise Price
Outstanding, December 31, 2013	248	$45.72
Granted	—	$—
Exercised	(103)	$36.17
Canceled, expired, or forfeited	(17)	$52.04
Outstanding, December 31, 2014	128	$52.59

Certain information regarding stock options outstanding as of December 31, 2014, is as follows:

	Options
Shares and intrinsic value in thousands	Outstanding	Exercisable
Number	128	58
Weighted average per share exercise price	$52.59	$51.48
Aggregate intrinsic value	$2,904	$1,384
Weighted average remaining contractual term (in years)	7.31	6.79
Restricted stock and performance based restricted stock awards
Restricted stock awards are granted to eligible employees, including executives, and non-employee directors. Awards granted to employees and executives vest annually in equal installments over four years. Non-employee director awards vest one year after the grant date. Performance-based restricted stock awards are granted to executives only, with established performance criteria approved by the Compensation Committee of the Board of Directors. The fair value of non-performance-based awards is based on the market price on the grant date and is recognized on a straight-line basis over the vesting period.
Awards of performance-based restricted stock made prior to 2013, once earned, vest in equal installments over three years from the date of grant. Awards of performance-based restricted stock made in and subsequent to 2013, once earned, vest in two installments over three years from the date of grant (65% of the award vests two years from the date of grant and the remaining 35% of the award vests three years from the date of grant). The restricted shares require no payment from the grantee. The fair value of performance-based awards is based on achieving specific performance conditions and is recognized over the vesting period if and when we conclude that it is probable that the performance condition will be achieved.
The following table presents a summary of restricted stock award activity for 2014:

Shares in thousands	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Non-vested, December 31, 2013	597	$52.58
Granted	347	$71.37
Vested	(190)	$50.41
Forfeited	(145)	$59.35
Non-vested, December 31, 2014	609	$62.35
Share-Based Payments for Content Arrangements
We have granted restricted stock as part of content license agreements with certain movie studios. The expense related to these agreements is included within direct operating expenses in our Consolidated Statements of Comprehensive Income and is adjusted based on the number of unvested shares and market price of our common stock each reporting period. See Note 17: Commitments and Contingencies for more information on changes in commitments to issue restricted stock for content license agreements.
Information related to the shares of restricted stock granted as part of these agreements as of December 31, 2014, is as follows:

Whole shares	Granted	Vested	Unvested	Remaining Vesting Period
Sony (1)	218,348	218,348	—	N/A
Paramount (2)	300,000	255,000	45,000	one day
Total	518,348	473,348	45,000

(1)	Includes 25,000 shares granted and fully vested in 2014 due to one-year contract extension executed in 2014.

(2)	Vested on January 1, 2015.

Rights to Receive Cash
As a part of the acquisition of ecoATM, we issued replacement awards for unvested restricted stock and options in ecoATM with rights to receive cash equal to the per share merger consideration for restricted stock and net of the exercise price for options. The replacement awards vest in accordance with the terms of the original replaced award. The fair value of the original and replacement awards amounted to $32.1 million, of which $1.4 million was attributed to pre-combination services rendered and included in the calculation of total consideration transferred. The replacement awards are considered liability classified as they represent rights to receive cash. Expense associated with the post-combination awards will be recognized net of forfeitures, and cash payments will be made, in accordance with the awards' vesting schedule, generally on a monthly basis. We recognized $13.3 million and $8.7 million in expense associated with the issuance of rights to receive cash for the twelve months ended December 31, 2014 and 2013, respectively. The expected future recognition of expense associated with the rights to receive cash as of December 31, 2014 is as follows:

Dollars in thousands	Expected Expense
2015	$4,588
2016	2,953
2017	513
Remaining total expected expense	$8,054

Note 10: Restructuring
During the fourth quarter of 2013, as a result of a comprehensive operational review, we committed to a restructuring plan intended to, among other things, better align our cost structure with revenue growth in our core businesses. As part of the plan, we discontinued the Rubi, Crisp Market, and Star Studio concepts (see Note 12: Discontinued Operations for further information). Also as part of the restructuring plan, we implemented actions to reduce costs in our continuing operations primarily through workforce reductions across the Company. The closure of all discontinued ventures and the workforce reductions were completed in 2014 and we expect no further restructuring charges.
The detail of restructuring charges incurred by reportable segment (on an allocated basis) and expense type is as follows:

Dollars in thousands	Cumulative as of December 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
Redbox
Severance	$4,306	$535	$3,771
Coinstar
Severance	747	23	724
Discontinued Operations
Severance	1,026	155	871
Other	1,873	435	1,438
Total	$7,952	$1,148	$6,804
A reconciliation of the beginning and ending liability balance by expense type is as follows:

Dollars in thousands	Severance	Other
Beginning balance - January 1, 2013	$—	$—
Costs charged to expense	5,366	1,438
Costs paid or otherwise settled	(2,858)	(20)
Balance as of December 31, 2013	2,508	1,418
Costs charged to expense	713	435
Costs paid or otherwise settled	(3,221)	(1,853)
Ending balance - December 31, 2014	$—	$—
The line items in our Consolidated Statements of Comprehensive Income in which the expenses are recorded are as follows:

	Year Ended December 31,
	2014		2013
Dollars in thousands	Severance	Other	Severance	Other
Direct operating	$410	$—	$—	$—
General and administrative	148	—	4,495	—
Loss from discontinued operations, net of tax	155	435	871	1,438
Total expense	$713	$435	$5,366	$1,438

Note 11: Income Taxes From Continuing Operations
Components of Income Taxes
The components of income from continuing operations before income taxes were as follows:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
U.S. operations	$188,473	$259,057	$263,730
Foreign operations	2,368	3,341	2,784
Total income from continuing operations before income taxes	$190,841	$262,398	$266,514
Components of Income Tax Expense
The components of income tax expense from continuing operations were as follows:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Current:
U.S. Federal	$69,117	$38,876	$—
State and local	12,294	10,104	4,142
Foreign	415	(424)	7
Total current	81,826	48,556	4,149
Deferred:
U.S. Federal	(16,232)	(3,642)	87,715
State and local	427	(5,653)	8,002
Foreign	143	449	345
Total deferred	(15,662)	(8,846)	96,062
Total income tax expense	$66,164	$39,710	$100,211
Rate Reconciliation
The income tax expense differs from the amount that would result by applying the U.S. statutory rate to income before income taxes as follows:

	Year Ended December 31,
	2014	2013	2012
U.S Federal tax expense at statutory rates	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.1	3.9	3.9
Federal and state credits	(1.1)	(0.9)	(0.8)
Domestic production activities deduction	(3.6)	(0.6)	—
Recognition of outside basis differences	(1.1)	(15.4)	—
ecoATM option payments	1.4	0.7	—
Valuation allowance	—	2.3	—
Acquisition of ecoATM	—	(9.3)	—
Other	—	(0.6)	(0.5)
Effective tax rate	34.7%	15.1%	37.6%
Our effective tax rate for the year ended December 31, 2014 was lower than the U.S. Federal statutory rate of 35.0% due primarily to the Domestic Production Activities Deduction, which we are entitled to based on our domestic production activities and federal and state tax credits, partially offset by state income taxes.

Our effective tax rate for the year ended December 31, 2013 was lower than the U.S. Federal statutory rate of 35.0% due primarily to the following items:

•	During the fourth quarter of 2013, we reported a $16.7 million tax benefit related to the recognition of a worthless stock deduction from an outside basis difference in a corporate subsidiary.

•	During the third quarter of 2013, we reported a $24.3 million tax benefit related to the non-taxable gain upon the re-measurement of our previously held equity interest in ecoATM.

•
During the second quarter of 2013, we entered into an arrangement to sell certain NCR kiosks and a series of transactions to reorganize Redbox related subsidiary structures through the sale of a wholly owned subsidiary. As a result of the series of transactions we recorded a discrete one-time tax benefit of $17.8 million, net of a valuation allowance, through the realization of capital and ordinary gains and losses.

The combined impact of these three items was a 22.4 percentage point reduction in the effective tax rate for the year ended December 31, 2013. In addition, our 2013 effective tax rate was increased by state income taxes, offset partially by the Domestic Production Activities Deduction.
Our effective tax rate for the year ended December 31, 2012 was higher than the U.S. Federal statutory rate of 35.0% due primarily to state income taxes.
We did not provide for U.S. income taxes on certain undistributed earnings of foreign operations that were considered permanently invested outside of the United States. Upon repatriation, some of these earnings would generate foreign tax credits, which may reduce the U.S. tax liability associated with any future foreign dividend. At December 31, 2014, the cumulative amount of earnings upon which U.S. income taxes have not been provided was approximately $18.8 million.
Unrecognized Tax Benefits
The aggregate changes in the balance of unrecognized tax benefits were as follows:

Dollars in thousands	Year Ended December 31,
	2014	2013	2012
Balance, beginning of the year	$2,781	$2,383	$2,455
Additions based on tax positions related to the current year	1,836	824	—
Additions for tax positions related to prior years	806	18	251
Reductions for tax positions related to prior years	—	(257)	(71)
Reductions from lapse of applicable statute of limitations	(784)	(49)	(252)
Settlements	—	(138)	—
Balance, end of year	$4,639	$2,781	$2,383
We recognize interest and penalties, if any, related to income tax matters in Income tax expense. As of December 31, 2014 we accrued interest of $0.1 million. It was not necessary to accrue interest in 2013 or 2012 or accrue for penalties in any period presented.
Tax Years Open for Examination
As of December 31, 2014 for our major tax jurisdictions, the years 2011 through 2013 were open for examination by U.S. Federal and most state tax authorities. Additionally, the years 1998 through 2010 are subject to examination, to the extent that net operating loss and income tax credit carryforwards from those years were utilized in 2010 and later years.
Deferred Income Taxes
Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. Future tax benefits for net operating loss and tax credit carryforwards are also recognized to the extent that realization of such benefits is more likely than not.
In determining our tax provisions, management determined the deferred tax assets and liabilities for each separate tax jurisdiction and considered a number of factors including the positive and negative evidence regarding the realization of our deferred tax assets to determine whether a valuation allowance should be recognized with respect to our deferred tax assets.

Significant components of our deferred tax assets and liabilities and the net increase (decrease) in the valuation allowance were as follows:

Dollars in thousands	December 31,
	2014	2013
Deferred tax assets:
Income tax loss carryforwards	$5,690	$7,347
Capital loss carryforwards	5,930	5,917
Credit carryforwards	2,929	2,289
Accrued liabilities and allowances	22,652	14,929
Stock-based compensation	11,901	12,547
Intangible assets	17,166	17,252
Investment basis	—	3,968
Other	3,776	2,148
Gross deferred tax assets	70,044	66,397
Less: Valuation Allowance	(6,898)	(6,898)
Total deferred tax assets	63,146	59,499
Deferred tax liabilities:
Property and equipment	(68,417)	(93,407)
Product costs	(43,140)	(40,757)
Convertible debt interest	—	(552)
Total deferred tax liabilities	(111,557)	(134,716)
Net deferred tax liabilities	$(48,411)	$(75,217)
Change in Valuation Allowance

Dollars in thousands	Year Ended December 31,
	2014	2013	2012
Increase in valuation allowance	$—	$6,898	$—
Deferred Tax Assets Relating to Income Tax Loss Carryforwards
Our deferred tax assets relating to income tax loss carryforwards and expiration periods are summarized as follows:

Dollars in thousands	December 31, 2014
	Federal	State	Foreign
Net operating loss carryforwards	$257	$36,457	$16,448
Deferred tax assets related to net operating loss carryforwards	$90	$1,286	$4,314
Years that net operating loss carryforwards will expire between	2029 to 2034	2019 and 2034	2033 and 2035
Based upon our projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.
U.S. State Tax Credits and Expiration Periods
The following table shows our U.S. state tax credits and related expiration periods. Based upon our projections for future taxable income, we believe it is more likely than not that we will realize the benefits of these credits prior to their expiration.

Dollars in thousands	December 31, 2014
	Amount	Expiration
U.S state tax credits:
Illinois state tax credits	$3,388	2016 to 2017
California U.S. state tax credits	1,118	Do not expire
Total U.S. state tax credits	$4,506

Note 12: Discontinued Operations
Summary Financial Information
On January 23, 2015, we made the decision to shut down our Redbox Canada operations as the business was not meeting the Company's performance expectations. On March 31, 2015, we completed the disposal of the Redbox Canada operations. We have reclassified the results of Redbox Canada to discontinued operations for all periods presented in our Consolidated Statements of Comprehensive Income.
In addition to Redbox Canada, during 2013, we discontinued certain new ventures. See below for additional information.
The following table sets forth the components of discontinued operations included in our Consolidated Statements of Comprehensive Income:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Redbox Canada revenue	$11,417	$6,816	$1,733
Certain new ventures revenue	100	4,399	2,159
Total revenue	$11,517	$11,215	$3,892

Redbox Canada loss before income tax	$(23,707)	$(19,830)	$(8,121)
Certain new ventures loss before income tax	(1,259)	(54,395)	(16,647)
Total loss before income tax:	(24,966)	(74,225)	(24,768)

Redbox Canada income tax benefit	6,416	5,233	2,270
Certain new ventures income tax benefit	491	21,096	6,425
Total income tax benefit	6,907	26,329	8,695

Redbox Canada loss, net of tax	(17,291)	(14,597)	(5,851)
Certain new ventures loss, net of tax	(768)	(33,299)	(10,222)
Total loss from discontinued operations, net of tax	$(18,059)	$(47,896)	$(16,073)
Redbox Canada
The disposition and operating results of Redbox Canada are presented in discontinued operations in our Consolidated Statements of Comprehensive Income for all periods presented. The following table sets forth the components of discontinued operations included in our Consolidated Statements of Comprehensive Income:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Major classes of line items constituting pretax loss of discontinued operations:
Revenue	$11,417	$6,816	$1,733
Direct operating	20,027	18,278	6,297
Marketing	2,947	2,175	1,822
Research and development	—	2	—
General and administrative	1,078	3,088	987
Depreciation and other	7,354	2,760	694
Amortization of intangible assets	38	26	21
Other expense, net	(3,680)	(317)	(33)
Pretax loss of discontinued operations related to major classes of pretax loss	(23,707)	(19,830)	(8,121)
Income tax benefit	6,416	5,233	2,270
Total loss on discontinued operations	$(17,291)	$(14,597)	$(5,851)

We estimate the cash expenditures after March 31, 2015 related to the disposition of Redbox Canada to be approximately $1.0 million. Significant operating and investing cash flows of Redbox Canada were as follows:

	Year Ended December 31,
Dollars in thousands	2014	2013	2012
Net loss on discontinued operations	$(17,291)	$(14,597)	$(5,851)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	7,392	2,786	715
Content library	(787)	(410)	(659)
Prepaid and other current assets	(293)	(516)	(3,092)
Accounts payable	627	644	(14)
Accrued payables to retailers	(175)	247	2,023
Other accrued liabilities	(122)	506	807
Net cash flows from operating activities	$(10,649)	$(11,340)	$(6,071)
Investing activities:
Purchase of property, plant and equipment	(5,494)	(9,330)	(12,098)
Total cash flows used in investing activities	$(5,494)	$(9,330)	$(12,098)
Discontinuation of Certain New Ventures
During 2013, we discontinued four new venture concepts; Rubi, Crisp Market, Orango, and Star Studio. As a result, for each concept we estimated the fair value of assets held utilizing a cash flow approach. For each of the concepts and for certain shared service assets used for the new ventures, we estimated the fair value of the assets was zero and recorded impairment charges for each concept. Total asset impairment charges related to the concepts and relevant shared service assets were recorded in 2013 as follows:

Dollars in thousands	Impairment Expense
Rubi	$21,317
Orango	5,551
Crisp Market	289
Star Studio	2,786
Corporate assets utilized for discontinued concepts	2,789
Total impairment expense	$32,732
We completed the wind-down process of all discontinued ventures in 2014. The results of the discontinued ventures and associated impairment and restructuring charges, net of tax, are recorded within loss from discontinued operations, net of tax in our Consolidated Statements of Comprehensive Income (see Note 10: Restructuring). The discontinued concepts did not meet the criteria to be classified as held for sale and accordingly the assets and liabilities are not separately presented in our Consolidated Balance Sheets. The continuing cash flows from these operations after discontinuation are insignificant and are not segregated from cash flows from continuing operations in all periods presented in our Consolidated Statements of Cash Flows.

Note 13: Earnings Per Share
Basic earnings per share (“EPS”) is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing the net income for the period by the weighted average number of common and dilutive potential common shares outstanding during the period. We consider restricted stock that provides the holder with a non-forfeitable right to receive dividends to be a participating security. Net income available to participating securities was not material for the periods presented.
Net income used for calculating basic and diluted EPS is the same for all periods presented. The following table sets forth the computation of shares used for the basic and diluted EPS calculations:

	Year Ended December 31,
In thousands	2014	2013	2012
Weighted average shares used for basic EPS	20,192	27,216	30,305
Dilutive effect of stock options and other share-based awards	277	447	598
Dilutive effect of convertible debt	230	718	1,271
Weighted average shares used for diluted EPS	20,699	28,381	32,174
Stock options and share-based awards not included in diluted EPS calculation because their effect would be antidilutive	12	14	139
Note 14: Business Segments and Enterprise-Wide Information
Management, including our chief operating decision maker, who is our CEO, evaluates the performances of our business segments primarily on segment revenue and segment operating income before depreciation, amortization and other, and share-based compensation granted to executives, non-employee directors and employees (“segment operating income”). Segment operating income contains internally allocated costs of our shared service support functions, including but not limited to, corporate executive management, business development, sales, finance, legal, human resources, information technology and risk management. We also review depreciation and amortization allocated to each segment. Share-based payments expense related to share-based compensation granted to executives, non-employee directors and employees and expense related to the rights to receive cash issued in connection with our acquisition of ecoATM are not allocated to our segments and are included in the Corporate Unallocated column in the analysis and reconciliation below; however, share-based payments expense related to our content arrangements with certain movie studios has been allocated to our Redbox segment and is included within direct operating expenses. Our performance evaluation does not include segment assets.
Changes in our Organizational Structure
During the first quarter of 2015, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our former New Ventures segment. The combined results of the other self-service concepts, which include product sampling kiosk concept SAMPLEit, are now included in the All Other category in the reconciliation below as they do not meet quantitative thresholds to be reported as a separate segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.
Comparability of Segment Results
We have recast prior period results for the following:

•	Discontinued operations, consisting of our Redbox operations in Canada which we shut down during the first quarter of 2015. See Note 12: Discontinued Operations for further information; and

•	The addition of our ecoATM segment and an All Other category, which we added during the first quarter of 2015.
On July 23, 2013, we completed the acquisition of ecoATM. Prior to July 23, 2013 we held a non-controlling equity interest in ecoATM and reported our share of ecoATM's operating results in loss from equity method investments in our Consolidated Statements of Comprehensive Income. Subsequent to our acquisition of ecoATM on July 23, 2013, the assets acquired and liabilities assumed, as well as the results of operations, with the exception of expense for rights to receive cash which are unallocated corporate expenses, are included in our ecoATM segment.

During the year ended December 31, 2013, we discontinued the Rubi, Crisp Market, Orango and Star Studio concepts and accordingly their results of operations were reclassified from our former New Ventures segment to Loss from discontinued operations, net of tax in our Consolidated Statements of Comprehensive Income for all periods presented. See Note 12: Discontinued Operations for further information.
Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

Dollars in thousands
Year Ended December 31, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,881,718	$315,628	$94,187	$53	$—	$2,291,586
Expenses:
Direct operating	1,318,919	161,214	92,182	2,821	6,585	1,581,721
Marketing	20,969	6,346	3,513	1,272	3,193	35,293
Research and development	120	531	5,691	2,854	3,851	13,047
General and administrative	135,678	27,012	12,773	3,522	11,658	190,643
Segment operating income (loss)	406,032	120,525	(19,972)	(10,416)	(25,287)	470,882
Less: depreciation and amortization	(149,236)	(35,471)	(17,031)	(740)	—	(202,478)
Operating income (loss)	256,796	85,054	(37,003)	(11,156)	(25,287)	268,404
Loss from equity method investments, net	—	—	—	—	(28,734)	(28,734)
Interest expense, net	—	—	—	—	(47,644)	(47,644)
Other, net	—	—	—	—	(1,185)	(1,185)
Income (loss) before income taxes	$256,796	$85,054	$(37,003)	$(11,156)	$(102,850)	$190,841

Dollars in thousands
Year Ended December 31, 2013	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,967,715	$300,218	$31,824	$28	$—	$2,299,785
Expenses:
Direct operating	1,365,368	158,562	27,271	2,162	3,636	1,556,999
Marketing	20,835	6,244	938	651	1,559	30,227
Research and development	76	6,962	2,772	1,897	1,375	13,082
General and administrative	164,634	25,944	7,868	7,683	14,164	220,293
Segment operating income (loss)	416,802	102,506	(7,025)	(12,365)	(20,734)	479,184
Less: depreciation and amortization	(159,851)	(33,921)	(6,077)	(459)	—	(200,308)
Operating income (loss)	256,951	68,585	(13,102)	(12,824)	(20,734)	278,876
Income from equity method investments, net	—	—	—	—	19,928	19,928
Interest expense, net	—	—	—	—	(32,807)	(32,807)
Other, net	—	—	—	—	(3,599)	(3,599)
Income (loss) before income taxes	$256,951	$68,585	$(13,102)	$(12,824)	$(37,212)	$262,398

Dollars in thousands
Year Ended December 31, 2012	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,907,040	$290,761	$—	$350	$—	$2,198,151
Expenses:
Direct operating	1,334,602	155,740	—	1,317	863	1,492,522
Marketing	18,675	4,938	—	478	66	24,157
Research and development	739	4,455	—	1,229	334	6,757
General and administrative	158,898	26,367	—	6,283	11,984	203,532
Segment operating income (loss)	394,126	99,261	—	(8,957)	(13,247)	471,183
Less: depreciation and amortization	(147,353)	(36,108)	—	(229)	—	(183,690)
Operating income (loss)	246,773	63,153	—	(9,186)	(13,247)	287,493
Loss from equity method investments, net	—	—	—	—	(5,184)	(5,184)
Interest expense, net	—	—	—	—	(15,640)	(15,640)
Other, net	—	—	—	—	(155)	(155)
Income (loss) before income taxes	$246,773	$63,153	$—	$(9,186)	$(34,226)	$266,514
Significant Retailer Relationships
Our Redbox and Coinstar kiosks are primarily located within retailers. The following retailers accounted for 10% or more of our consolidated revenue:

	Year Ended December 31,
	2014	2013	2012
Wal-Mart Stores Inc.	15.5%	15.2%	16.0%
Walgreen Co.	13.8%	14.7%	16.1%
The Kroger Company	9.8%	10.0%	10.7%
Revenue and Long-lived Assets by Geographic Location
Revenue is allocated to geographic locations based on the location of the kiosk. Revenue by geographic location was as follows:

	Years Ended December 31,
Dollars in thousands	2014	2013	2012
U.S.	$2,242,753	$2,254,790	$2,154,943
All other	48,833	44,995	43,208
Total revenue	$2,291,586	$2,299,785	$2,198,151
Long-lived assets by geographic location were as follows:

	Years Ended December 31,
Dollars in thousands	2014	2013	2012
U.S.	$1,028,516	$1,141,299	$975,334
All other	43,559	43,774	30,884
Total long-lived assets	$1,072,075	$1,185,073	$1,006,218
Note 15: Retirement Plans
We sponsor a defined contribution plan for our employees who satisfy certain age and service requirements. Our Redbox subsidiary also sponsors a defined contribution plan to which new contributions were frozen effective January 1, 2010. Our contributions to these plans were $4.3 million, $4.9 million and $4.0 million in 2014, 2013 and 2012, respectively.

Note 16: Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, we use a three-tier valuation hierarchy based upon observable and non-observable inputs:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; or

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
The factors or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.
Assets and Liabilities Measured and Reported at Fair Value on a Recurring Basis
The following table presents our financial assets and (liabilities) that are measured and reported at fair value in our Consolidated Balance Sheets on a recurring basis, by level within the fair value hierarchy (in thousands):

Fair Value at December 31, 2014	Level 1	Level 2	Level 3
Money market demand accounts and investment grade fixed income securities	$916	$—	$—

Fair Value at December 31, 2013	Level 1	Level 2	Level 3
Money market demand accounts and investment grade fixed income securities	$65,800	$—	$—
Money Market Demand Accounts and Investment Grade Fixed Income Securities
We determine fair value for our money market demand accounts and investment grade fixed income securities based on quoted market prices. The fair value of these assets is included in cash and cash equivalents on our Consolidated Balance Sheets.
Assets and Liabilities Measured and Reported at Fair Value on a Nonrecurring Basis
We recognize or disclose the fair value of certain assets such as non-financial assets, primarily long-lived assets, goodwill, intangible assets and certain other assets in connection with impairment evaluations. All of our nonrecurring valuations use significant unobservable inputs and therefore fall under Level 3 of the fair value hierarchy.
Trademark License
During the first quarter of 2012, Redbox granted the Joint Venture a limited, non-exclusive, non-transferable, royalty-free right and license to use certain Redbox trademarks. We estimated the fair value of the trademarks to be approximately $30.0 million as of the date of grant based on the relief-from-royalty method. We estimated the preliminary fair value using the information available on the grant date, which consisted of the expected future discounted and tax-effected cash flows attributable to the projected gross revenue stream of the Joint Venture, estimated market royalty rates of approximately 1.5%, as well as a discount rate of approximately 45.0%, which reflected our view of the risks and uncertainties associated with an early development stage entity.

Notes Receivable
On June 9, 2011, we completed the sale transaction of the Money Transfer Business to Sigue Corporation (“Sigue”). We received $19.5 million in cash and a note receivable of $29.5 million (the “Sigue Note”). In December 2011, as part of the sale transaction, we were required to provide Sigue with an additional loan of $4.0 million under terms consistent with the Sigue Note. We estimated the fair value of the Sigue Note based on the future note payments discounted at a market rate for similar risk profile companies, approximately 18.0%, which reflected our best estimate of default risk, and was not an exit price based measure of fair value or the stated value on the face of the Sigue Note. We evaluated the Sigue Note for collectability on a quarterly basis. Our evaluation at September 30, 2013 included consideration of ongoing discussions surrounding early payment on the note and certain indemnification obligations we have previously undertaken, as a result of our evaluation we did not record interest income on the note and also recorded a charge of $2.8 million against the note balance to arrive at a carrying value which approximated its estimated fair value. During the fourth quarter of 2013, we received $24.8 million in cash from Sigue for full settlement of the Sigue Note, interest and a release of certain indemnification claims. We recorded a benefit of $2.5 million from the release of indemnification related reserves.
Fair Value of Other Financial Instruments
The carrying value of our term loans approximates their fair value and falls under Level 2 of the fair value hierarchy.
We estimated the fair value of our convertible debt outstanding using a market rate of approximately 6.0% for similar high-yield debt at December 31, 2013. The estimated fair value of our convertible debt was approximately $50.5 million at December 31, 2013, and was determined based on its stated terms, maturing on September 1, 2014, and an annual interest rate of 4.0%. The fair value estimate of our convertible debt falls under Level 3 of the fair value hierarchy. We have reported the carrying value of our convertible debt, face value less the unamortized debt discount, in our Consolidated Balance Sheets.
We estimated the fair value of our senior unsecured notes due 2019 and 2021 outstanding using market rates of approximately 6.0% and 5.875%, respectively, for similar high-yield debt at December 31, 2014. We estimated the fair value of our senior unsecured notes due 2019 outstanding using a market rate of approximately 6.0% for similar high-yield debt at December 31, 2013. The estimated fair value of our senior unsecured notes due 2019 and 2021 was approximately $350.0 million and $300.0 million, respectively, at December 31, 2014. The estimated fair value of our senior unsecured notes due 2019 was approximately $350.0 million at December 31, 2013. These estimated fair values for our senior unsecured notes due 2019 and 2021 were determined based on their stated terms, maturing on March 15, 2019, and June 15, 2021, respectively, and annual interest rates of 6.0% and 5.875%. The fair value estimate of our senior unsecured notes falls under Level 3 of the fair value hierarchy. We have reported the carrying value, face value less the unamortized debt discount, of our senior unsecured notes, issued at par, in our Consolidated Balance Sheets.
Note 17: Commitments and Contingencies
Lease Commitments
Operating Leases
We lease our corporate administrative, marketing, and product development facilities in Bellevue, Washington under operating leases that expire December 31, 2019 and December 31, 2017.
We lease our Redbox facility in Oakbrook Terrace, Illinois under an operating lease that expires on July 31, 2021. Under certain circumstances, we have the ability to extend the lease for a five-year period, rent additional office space under a right of first offer and refusal and have the option to terminate the lease in July 2016. Under the terms of the lease, we are responsible for certain tax, construction and operating costs associated with the rented space.
During 2014 we consolidated our ecoATM business offices and facilities into one new location in San Diego, California. The lease for the space we vacated during 2014 will expire in 2015. The new location occupies 53,512 square feet and consists of facilities supporting administration, marketing, engineering, customer service and inventory processing. The lease for this space will expire on October 31, 2024.
Rent expense under our operating lease agreements was $16.8 million, $12.3 million and $9.0 million during 2014, 2013 and 2012, respectively.

Capital Leases
We lease automobiles and computer equipment under capital leases expiring at various dates through 2019. In most circumstances, we expect that, in the normal course of business, these leases will be renewed or replaced by other leases.
Assets held under capital leases are included in property and equipment, net on the Consolidated Balance Sheets and include the following:

Dollars in thousands	December 31,
	2014	2013
Gross property and equipment	$41,336	$48,992
Accumulated depreciation	(26,831)	(28,489)
Net property and equipment	$14,505	$20,503
As of December 31, 2014, our future minimum lease payments are as follows:

Dollars in thousands	Capital Leases	Operating Leases(1)
2015	$11,475	$18,527
2016	3,110	13,617
2017	810	11,190
2018	311	8,808
2019	191	12,685
Thereafter	102	8,172
Total minimum lease commitments	15,999	$72,999
Less: amounts representing interest	(608)
Present value of capital lease obligations	15,391
Less: Current portion of capital lease obligations	(11,026)
Long-term portion of capital lease obligations	$4,365

(1)	Includes all operating leases having an initial or remaining non-cancelable lease term in excess of one year.
Purchase Commitments
We have entered into certain miscellaneous purchase agreements, primarily related to purchases of equipment, which resulted in total purchase commitments of $62.0 million as of December 31, 2014.
Pursuant to the manufacturing and services agreement entered into as part of the NCR Asset Acquisition, Outerwall, Redbox or an affiliate were committed to purchase goods and services from NCR for a period of five years from June 22, 2012. At the end of the five-year period, if the aggregate amount paid in margin to NCR for goods and services delivered were to equal less than $25.0 million, Outerwall was to pay NCR the difference between such aggregate amount and $25.0 million. We made purchases in 2014 and 2013 that reduced this commitment by $2.1 million and $7.1 million, respectively. As of December 31, 2014, our remaining commitment is $15.8 million under this arrangement.
Content License Agreements
On November 20, 2014 Redbox announced a contract extension with Paramount Home Entertainment under the existing terms. The one-year extension maintains day-and-date access for our customers to Paramount titles through the end of 2015 and requires us to issue 50,000 shares of additional restricted stock to Paramount during the first quarter of 2015 which will vest immediately. See Note 9: Share-Based Payments for more information about our share-based payments for content arrangements.

We have entered into certain license agreements to obtain content for movie and video game rentals. A summary of the estimated commitments in relation to these agreements as of December 31, 2014 is presented in the following table:

Dollars in thousands		Years Ended December 31,
	Total	2015	2016
Lionsgate	$128,479	$71,472	$57,007
Sony	106,356	106,356	—
Universal	99,305	96,923	2,382
Paramount	98,773	98,773	—
Fox	39,600	39,600	—
Warner	3,559	3,559	—
Total estimated commitments	$476,072	$416,683	$59,389

General terms of our content license agreements with studios are as follows as of December 31, 2014:

Studio	End Date		Release Date
Lionsgate	9/30/2016	(1)	Day & Date	(2)
Sony	9/30/2015	(3)	Day & Date	(2)
Universal	12/31/2015		Delay	(4)
Paramount	12/31/2015	(3)	Day & Date	(2)
Fox	4/21/2015		Delay	(4)
Warner	12/31/2014		Delay	(4)

(1)	Agreement extends the term of the arrangement automatically for an additional year under certain conditions.

(2)	Content licensed under the agreement is available for rental on the same day and date as the retail release.

(3)	Agreement includes, at the studio’s sole discretion, the option of a one-year extension following the end date.

(4)	Content licensed under the agreement is available for rental after a certain number of days following the retail release.
Revenue Share Commitments
Certain of our Retailer agreements include minimum revenue share commitments through the term of the arrangement. Our minimum commitments under these agreements are presented in the following table:

Dollars in thousands		Years Ended December 31,
	Total	2015	2016	2017	2018
Redbox	$6,627	$3,195	$2,616	$653	$163
Letters of Credit
As of December 31, 2014, we had six irrevocable standby letters of credit that totaled $6.4 million. These standby letters of credit, which expire at various times through September 2015, are used to collateralize certain obligations to third parties. As of December 31, 2014, no amounts were outstanding under these standby letter of credit agreements.

Legal Matters
In October 2009, an Illinois resident, Laurie Piechur, individually and on behalf of all others similarly situated, filed a putative class action complaint against our Redbox subsidiary in the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois. The plaintiff alleged that, among other things, Redbox charges consumers illegal and excessive late fees in violation of the Illinois Consumer Fraud and Deceptive Business Practices Act, and that Redbox's rental terms violate the Illinois Rental Purchase Agreement Act or the Illinois Automatic Contract Renewal Act and the plaintiff is seeking monetary damages and other relief. In November 2009, Redbox removed the case to the U.S. District Court for the Southern District of Illinois. In February 2010, the District Court remanded the case to the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois. In May 2010, the court denied Redbox's motion to dismiss the plaintiff's complaint. In November 2011, the plaintiff moved for class certification, and Redbox moved for summary judgment. The court denied Redbox's motion for summary judgment in February 2012. The plaintiff filed an amended complaint on April 19, 2012, and an amended motion for class certification on June 5, 2012. The court denied Redbox's motion to dismiss the amended complaint. The amended class certification motion was briefed and argued. At the hearing on plaintiff's amended motion for class certification, the plaintiff dismissed all claims but two and is pursuing only her claims under the Illinois Rental Purchase Agreement Act and the Illinois Automatic Contract Renewal Act. On May 21, 2013, the court denied plaintiff's amended class action motion. On January 29, 2014, the Illinois Supreme Court denied plaintiff’s petition for leave to appeal the trial court’s denial of class certification. Redbox has moved to dismiss all remaining claims on mootness grounds, and the Court granted Redbox’s motion on December 11, 2014. The plaintiffs appealed on January 7, 2015. We believe that the claims against us are without merit and intend to defend ourselves vigorously in this matter. Currently, no accrual has been established as it was not possible to estimate the possible loss or range of loss because this matter had not advanced to a stage where we could make any such estimate.
In March 2011, a California resident, Blake Boesky, individually and on behalf of all others similarly situated, filed a putative class action complaint against our Redbox subsidiary in the U.S. District Court for the Northern District of Illinois. The plaintiff alleges that Redbox retains personally identifiable information of consumers for a time period in excess of that allowed under the Video Privacy Protection Act, 18 U.S.C. §§ 2710, et seq. A substantially similar complaint was filed in the same court in March 2011 by an Illinois resident, Kevin Sterk. Since the filing of the complaint, Blake Boesky has been replaced by a different named plaintiff, Jiah Chung, and an amended complaint has been filed alleging disclosures of personally identifiable information, in addition to plaintiffs' claims of retention of such information. Plaintiffs are seeking statutory damages, injunctive relief, attorneys' fees, costs of suit, and interest. The court has consolidated the cases. The court denied Redbox's motion to dismiss the plaintiffs' claims upon interlocutory appeal. The U.S. Court of Appeals for the Seventh Circuit reversed the district court's denial of Redbox's motion to dismiss plaintiff's claims involving retention of information, holding that the plaintiffs could not maintain a suit for damages under this theory. On April 25, 2012, the plaintiffs amended their complaint to add claims under the Stored Communications Act, 18 U.S.C. § 2707, and for breach of contract. On May 9, 2012, Redbox moved to dismiss the amended complaint. On July 23, 2012, the court dismissed the added retention claims, except to the extent that plaintiffs seek injunctive, non-monetary relief. On August 16, 2013, the court granted summary judgment in Redbox's favor on all remaining claims, and entered a final judgment for Redbox. On September 16, 2013, plaintiff filed a notice of appeal. On October 23, 2014, the U.S. Court of Appeals for the Seventh Circuit affirmed the district court’s judgment in Redbox’s favor.
Other Contingencies
During the year ended December 31, 2013, we resolved a previously disclosed loss contingency related to a supply agreement and recorded a benefit of $11.4 million in the direct operating line item in our Consolidated Statements of Comprehensive Income.

Note 18: Guarantor Subsidiaries
Certain of our wholly-owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Notes due 2019 and 2021. Pursuant to SEC regulations, we have presented in columnar format the condensed consolidating financial information for Outerwall Inc., the guarantor subsidiaries on a combined basis, and all non-guarantor subsidiaries on a combined basis in the following tables:

CONSOLIDATING BALANCE SHEETS
	As of December 31, 2014
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Assets
Current Assets:
Cash and cash equivalents	$180,889	$17,939	$43,868	$—	$242,696
Accounts receivable, net of allowances	3,203	43,874	1,513	—	48,590
Content library	—	176,490	3,631	—	180,121
Prepaid expenses and other current assets	21,442	23,923	1,030	(6,558)	39,837
Intercompany receivables	40,762	467,181	—	(507,943)	—
Total current assets	246,296	729,407	50,042	(514,501)	511,244
Property and equipment, net	133,923	263,412	31,133	—	428,468
Deferred income taxes	—	—	11,378	—	11,378
Goodwill and other intangible assets, net	249,717	374,281	—	—	623,998
Other long-term assets	6,665	1,231	335	—	8,231
Investment in related parties	917,234	(5,114)	—	(912,120)	—
Total assets	$1,553,835	$1,363,217	$92,888	$(1,426,621)	$1,583,319
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$12,899	$153,260	$2,474	$—	$168,633
Accrued payable to retailers	69,189	42,977	14,124	—	126,290
Other accrued liabilities	59,770	74,536	2,820	—	137,126
Current portion of long-term debt and other long-term liabilities	20,020	—	396	—	20,416
Deferred income taxes	—	27,961	29	(6,558)	21,432
Intercompany payables	309,932	121,015	76,996	(507,943)	—
Total current liabilities	471,810	419,749	96,839	(514,501)	473,897
Long-term debt and other long-term liabilities	949,588	22,946	1,135	—	973,669
Deferred income taxes	35,058	3,288	29	—	38,375
Total liabilities	1,456,456	445,983	98,003	(514,501)	1,485,941
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	588,105	225,729	12,393	(352,635)	473,592
Treasury stock	(996,293)	—	—	—	(996,293)
Retained earnings	506,360	691,505	(17,991)	(559,485)	620,389
Accumulated other comprehensive income (loss)	(793)	—	483	—	(310)
Total stockholders’ equity	97,379	917,234	(5,115)	(912,120)	97,378
Total liabilities and stockholders’ equity	$1,553,835	$1,363,217	$92,888	$(1,426,621)	$1,583,319

CONSOLIDATING BALANCE SHEETS
	As of December 31, 2013
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Assets
Current Assets:
Cash and cash equivalents	$315,250	$9,639	$46,548	$—	$371,437
Accounts receivable, net of allowances	2,029	45,672	2,595	—	50,296
Content library	37	196,695	3,136	—	199,868
Prepaid expenses and other current assets	67,664	28,234	960	(12,149)	84,709
Intercompany receivables	180,100	355,418	5,093	(540,611)	—
Total current assets	565,080	635,658	58,332	(552,760)	706,310
Property and equipment, net	163,747	320,296	36,822	—	520,865
Deferred income taxes	—	—	6,412	31	6,443
Goodwill and other intangible assets, net	251,150	387,540	—	—	638,690
Other long-term assets	7,156	11,499	420	—	19,075
Investment in related parties	815,243	4,825	—	(820,068)	—
Total assets	$1,802,376	$1,359,818	$101,986	$(1,372,797)	$1,891,383
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$17,336	$215,703	$2,979	$—	$236,018
Accrued payable to retailers	71,085	48,126	14,929	—	134,140
Other accrued liabilities	59,444	71,607	3,076	—	134,127
Current portion of long-term debt and other long-term liabilities	103,519	3	367	—	103,889
Deferred income taxes	—	35,292	—	(12,149)	23,143
Intercompany payables	315,615	154,565	70,432	(540,612)	—
Total current liabilities	566,999	525,296	91,783	(552,761)	631,317
Long-term debt and other long-term liabilities	661,627	18,748	1,028	—	681,403
Deferred income taxes	45,307	13,190	—	31	58,528
Total liabilities	1,273,933	557,234	92,811	(552,730)	1,371,248
Commitments and contingencies
Debt conversion feature	1,446	—	—	—	1,446
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	596,995	225,016	12,393	(351,923)	482,481
Treasury stock	(476,796)	—	—	—	(476,796)
Retained earnings	407,959	577,568	(3,612)	(468,144)	513,771
Accumulated other comprehensive income (loss)	(1,161)	—	394	—	(767)
Total stockholders’ equity	526,997	802,584	9,175	(820,067)	518,689
Total liabilities and stockholders’ equity	$1,802,376	$1,359,818	$101,986	$(1,372,797)	$1,891,383

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
	Year Ended December 31, 2014
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Revenue	$266,848	$1,975,905	$48,833	$—	$2,291,586
Expenses:
Direct operating	142,472	1,415,542	23,707	—	1,581,721
Marketing	7,227	27,631	435	—	35,293
Research and development	3,456	9,591	—	—	13,047
General and administrative	39,435	150,335	873	—	190,643
Depreciation and other	35,155	148,217	4,452	—	187,824
Amortization of intangible assets	1,433	13,221	—	—	14,654
Total expenses	229,178	1,764,537	29,467	—	2,023,182
Operating income	37,670	211,368	19,366	—	268,404
Other income (expense), net:
Loss from equity method investments, net	(530)	(28,204)	—	—	(28,734)
Interest income (expense), net	(48,007)	572	(209)	—	(47,644)
Other, net	14,077	1,334	(16,596)	—	(1,185)
Total other income (expense), net	(34,460)	(26,298)	(16,805)	—	(77,563)
Income from continuing operations before income taxes	3,210	185,070	2,561	—	190,841
Income tax benefit (expense)	(618)	(64,989)	(557)	—	(66,164)
Income from continuing operations	2,592	120,081	2,004	—	124,677
Loss from discontinued operations, net of tax	(803)	(874)	(16,382)	—	(18,059)
Equity in income (loss) of subsidiaries	104,829	(14,378)	—	(90,451)	—
Net income (loss)	106,618	104,829	(14,378)	(90,451)	106,618
Foreign currency translation adjustment(1)	368	—	89	—	457
Comprehensive income (loss)	$106,986	$104,829	$(14,289)	$(90,451)	$107,075

(1)	Foreign currency translation adjustment had no tax effect in 2014.

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
	Year Ended December 31, 2013
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Revenue	$255,251	$1,999,539	$44,995	$—	$2,299,785
Expenses:
Direct operating	138,859	1,394,932	36,155	(12,947)	1,556,999
Marketing	6,540	23,269	418	—	30,227
Research and development	8,973	4,111	(2)	—	13,082
General and administrative	33,747	172,870	721	12,955	220,293
Depreciation and other	28,101	157,292	4,008	—	189,401
Amortization of intangible assets	2,245	8,662	—	—	10,907
Total expenses	218,465	1,761,136	41,300	8	2,020,909
Operating income (loss)	36,786	238,403	3,695	(8)	278,876
Other income (expense), net:
Income (loss) from equity method investments, net	65,063	(45,135)	—	—	19,928
Interest income (expense), net	(32,930)	257	(134)	—	(32,807)
Other, net	(3,868)	479	(218)	8	(3,599)
Total other income (expense), net	28,265	(44,399)	(352)	8	(16,478)
Income from continuing operations before income taxes	65,051	194,004	3,343	—	262,398
Income tax benefit (expense)	30,893	(70,577)	(26)	—	(39,710)
Income from continuing operations	95,944	123,427	3,317	—	222,688
Loss from discontinued operations, net of tax	(30,834)	(2,708)	(14,354)	—	(47,896)
Equity in income (loss) of subsidiaries	109,682	(11,037)	—	(98,645)	—
Net income (loss)	174,792	109,682	(11,037)	(98,645)	174,792
Foreign currency translation adjustment(1)	(105)	—	961	—	856
Comprehensive income (loss)	$174,687	$109,682	$(10,076)	$(98,645)	$175,648

(1)	Foreign currency translation adjustment had no tax effect in 2013.

CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
	Year Ended December 31, 2012
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Revenue	$247,906	$1,907,037	$43,208	$—	$2,198,151
Expenses:
Direct operating	137,092	1,334,227	39,541	(18,338)	1,492,522
Marketing	5,020	18,676	461	—	24,157
Research and development	6,018	739	—	—	6,757
General and administrative	23,442	161,264	494	18,332	203,532
Depreciation and other	30,716	144,341	3,276	—	178,333
Amortization of intangible assets	2,346	3,011	—	—	5,357
Total expenses	204,634	1,662,258	43,772	(6)	1,910,658
Operating income (loss)	43,272	244,779	(564)	6	287,493
Other income (expense), net:
Loss from equity method investments, net	(2,179)	(3,005)	—	—	(5,184)
Interest income (expense), net	(18,161)	2,554	(33)	—	(15,640)
Other, net	98	(264)	17	(6)	(155)
Total other income (expense), net	(20,242)	(715)	(16)	(6)	(20,979)
Income (loss) from continuing operations before income taxes	23,030	244,064	(580)	—	266,514
Income tax expense	(5,518)	(94,138)	(555)	—	(100,211)
Income (loss) from continuing operations	17,512	149,926	(1,135)	—	166,303
Loss from discontinued operations, net of tax	(8,609)	(2,244)	(5,220)	—	(16,073)
Equity in income (loss) of subsidiaries	141,327	(6,355)	—	(134,972)	—
Net income (loss)	150,230	141,327	(6,355)	(134,972)	150,230
Foreign currency translation adjustment(1)	(196)	—	1,244	—	1,048
Comprehensive income (loss)	$150,034	$141,327	$(5,111)	$(134,972)	$151,278

(1)	Foreign currency translation adjustment had no tax effect in 2012.

CONSOLIDATING STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2014
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Operating Activities:
Net income (loss)	$106,618	$104,829	$(14,378)	$(90,451)	$106,618
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	35,139	150,904	9,119	—	195,162
Amortization of intangible assets	1,433	13,259	—	—	14,692
Share-based payments expense	9,693	3,691	—	—	13,384
Windfall excess tax benefits related to share-based payments	(1,964)	—	—	—	(1,964)
Deferred income taxes	304	(17,232)	(5,683)	—	(22,611)
Loss from equity method investments, net	530	28,204	—	—	28,734
Amortization of deferred financing fees and debt discount	4,116	—	—	—	4,116
Loss from early extinguishment of debt	2,018	—	—	—	2,018
Other	(1,250)	(548)	48	—	(1,750)
Equity in (income) losses of subsidiaries	(104,829)	14,378	—	90,451	—
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	(1,130)	8,787	1,014	—	8,671
Content library	36	20,206	(495)	—	19,747
Prepaid expenses and other current assets	40,826	3,753	(297)	—	44,282
Other assets	75	1,558	69	—	1,702
Accounts payable	(3,017)	(65,737)	(158)	—	(68,912)
Accrued payable to retailers	(1,896)	(5,149)	198	—	(6,847)
Other accrued liabilities	(840)	1,988	161	—	1,309
Net cash flows from (used in) operating activities(1)	85,862	262,891	(10,402)	—	338,351
Investing Activities:
Purchases of property and equipment	(33,602)	(57,909)	(6,413)	—	(97,924)
Proceeds from sale of property and equipment	750	1,227	—	—	1,977
Cash paid for equity investments	—	(24,500)	—	—	(24,500)
Extinguishment payment received from equity investment	—	5,000	—	—	5,000
Investments in and advances to affiliates	166,145	(178,406)	12,261	—	—
Net cash flows from (used in) investing activities(1)	133,293	(254,588)	5,848	—	(115,447)
Financing Activities:
Proceeds from issuance of senior unsecured notes	295,500	—	—	—	295,500
Proceeds from new borrowing of Credit Facility	642,000	—	—	—	642,000
Principal payments on Credit Facility	(680,125)	—	—	—	(680,125)
Financing costs associated with Credit Facility and senior unsecured notes	(2,911)	—	—	—	(2,911)
Settlement and conversion of convertible debt	(51,149)	—	—	—	(51,149)
Repurchases of common stock	(545,091)	—	—	—	(545,091)
Principal payments on capital lease obligations and other debt	(13,552)	(3)	(441)	—	(13,996)
Windfall excess tax benefits related to share-based payments	1,964	—	—	—	1,964
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(520)	—	—	—	(520)
Net cash flows from (used in) financing activities(1)	(353,884)	(3)	(441)	—	(354,328)

	Year Ended December 31, 2014
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Effect of exchange rate changes on cash	368	—	2,315	—	2,683
Increase (decrease) in cash and cash equivalents	(134,361)	8,300	(2,680)	—	(128,741)
Cash and cash equivalents:
Beginning of period	315,250	9,639	46,548	—	371,437
End of period	$180,889	$17,939	$43,868	$—	$242,696

(1)
During the first quarter of 2015, we discontinued our Redbox operations in Canada and during 2013, we discontinued four ventures, Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented. See Note 12: Discontinued Operations for cash flow disclosures related to our discontinued Redbox operations in Canada.

CONSOLIDATING STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2013
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Operating Activities:
Net income (loss)	$174,792	$109,682	$(11,037)	$(98,645)	$174,792
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	29,640	158,801	5,259	—	193,700
Amortization of intangible assets	2,245	8,688	—	—	10,933
Share-based payments expense	9,903	6,928	—	—	16,831
Windfall excess tax benefits related to share-based payments	(3,698)	—	—	—	(3,698)
Deferred income taxes	9,228	(15,727)	(4,434)	—	(10,933)
Impairment Expense	32,444	288	—	—	32,732
Loss (income) from equity method investments, net	(65,063)	45,135	—	—	(19,928)
Amortization of deferred financing fees and debt discount	6,394	—	—	—	6,394
Loss from early extinguishment of debt	6,013	—	—	—	6,013
Other	827	(2,951)	31	54	(2,039)
Equity in (income) losses of subsidiaries	(109,682)	11,037	—	98,645	—
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	(1,144)	10,639	(1,517)	—	7,978
Content library	1,093	(23,357)	(195)	—	(22,459)
Prepaid expenses and other current assets	(43,762)	(6,280)	(500)	—	(50,542)
Other assets	201	400	(371)	—	230
Accounts payable	1,319	(408)	226	354	1,491
Accrued payable to retailers	(6,181)	1,633	460	—	(4,088)
Other accrued liabilities	13,184	(22,751)	(6)	—	(9,573)
Net cash flows from (used in) operating activities(1)	57,753	281,757	(12,084)	408	327,834
Investing Activities:
Purchases of property and equipment	(58,763)	(88,431)	(14,218)	—	(161,412)
Proceeds from sale of property and equipment	12,147	1,189	8	—	13,344
Acquisition of ecoATM, net of cash acquired	(244,036)	—	—	—	(244,036)
Receipt of note receivable principal	22,913	—	—	—	22,913
Cash paid for equity investments	—	(28,000)	—	—	(28,000)
Investments in and advances to affiliates	125,856	(156,659)	30,857	(54)	—
Net cash flows from (used in) investing activities(1)	(141,883)	(271,901)	16,647	(54)	(397,191)
Financing Activities:
Proceeds from issuance of senior unsecured notes	343,769	—	—	—	343,769
Proceeds from new borrowing on Credit Facility	400,000	—	—	—	400,000
Principal payments on Credit Facility	(215,313)	—	—	—	(215,313)
Financing costs associated with Credit Facility and senior unsecured notes	(2,203)	—	—	—	(2,203)
Conversion of convertible debt	(172,211)	—	—	—	(172,211)
Repurchases of common stock	(195,004)	—	—	—	(195,004)
Principal payments on capital lease obligations and other debt	(14,200)	(217)	(417)	—	(14,834)
Windfall excess tax benefits related to share-based payments	3,698	—	—	—	3,698
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	8,460	—	—	—	8,460
Net cash flows from (used in) financing activities(1)	156,996	(217)	(417)	—	156,362

	Year Ended December 31, 2013
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Effect of exchange rate changes on cash	(105)	—	1,643	—	1,538
Increase (decrease) in cash and cash equivalents	72,761	9,639	5,789	354	88,543
Cash and cash equivalents:
Beginning of period	242,489	—	40,759	(354)	282,894
End of period	$315,250	$9,639	$46,548	$—	$371,437

(1)
During the first quarter of 2015, we discontinued our Redbox operations in Canada and during 2013, we discontinued four ventures, Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented. See Note 12: Discontinued Operations for cash flow disclosures related to our discontinued Redbox operations in Canada.

CONSOLIDATING STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2012
(in thousands)	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Operating Activities:
Net income	$150,230	$141,327	$(6,355)	$(134,972)	$150,230
Adjustments to reconcile net income to net cash flows:
Depreciation and other	30,836	144,805	3,506	—	179,147
Amortization of intangible assets	2,346	3,032	—	—	5,378
Share-based payments expense	10,998	8,364	—	—	19,362
Windfall excess tax benefits related to share-based payments	(5,740)	—	—	—	(5,740)
Deferred income taxes	18,578	70,607	(1,612)	—	87,573
(Income) loss from equity method investments, net	2,179	3,005	—	—	5,184
Amortization of deferred financing fees and debt discount	9,235	—	—	—	9,235
Loss from early extinguishment of debt	953	—	—	—	953
Other	(2,343)	(2,720)	10	—	(5,053)
Equity in (income) losses of subsidiaries	(141,327)	6,355	—	134,972	—
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	(371)	(15,787)	(903)	—	(17,061)
Content library	(673)	(27,079)	(2,941)	—	(30,693)
Prepaid expenses and other current assets	1,386	(8,159)	(190)	—	(6,963)
Other assets	39	848	(29)	—	858
Accounts payable	815	57,527	1,946	(184)	60,104
Accrued payable to retailers	7,432	1,025	2,004	—	10,461
Other accrued liabilities	(5,008)	7,520	275	—	2,787
Net cash flows from operating activities	79,565	390,670	(4,289)	(184)	465,762
Investing Activities:
Purchases of property and equipment	(64,423)	(132,528)	(12,959)	—	(209,910)
Proceeds from sale of property and equipment	302	782	47	—	1,131
Acquisition of NCR DVD kiosk business	—	(100,000)	—	—	(100,000)
Cash paid for equity investments	(10,877)	(28,850)	—	—	(39,727)
Investments in and advances to affiliates	96,990	(122,272)	25,282	—	—
Net cash flows from investing activities	21,992	(382,868)	12,370	—	(348,506)
Financing Activities:
Principal payments on Credit Facility	(10,938)	—	—	—	(10,938)
Repurchase of convertible debt	(20,575)	—	—	—	(20,575)
Repurchases of common stock	(139,724)	—	—	—	(139,724)
Principal payments on capital lease obligations and other debt	(8,226)	(7,802)	(364)	—	(16,392)
Windfall excess tax benefits related to share-based payments	5,740	—	—	—	5,740
Proceeds from exercise of stock options, net	4,592	—	—	—	4,592
Net cash flows from financing activities	(169,131)	(7,802)	(364)	—	(177,297)
Effect of exchange rate changes on cash	(196)	—	1,276	—	1,080
Increase (decrease) in cash and cash equivalents(1)	(67,770)	—	8,993	(184)	(58,961)
Cash and cash equivalents:
Beginning of period	310,259	—	31,766	(170)	341,855
End of period	$242,489	$—	$40,759	$(354)	$282,894

(1)
During the first quarter of 2015, we discontinued our Redbox operations in Canada and during 2013, we discontinued four ventures, Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented. See Note 12: Discontinued Operations for cash flow disclosures related to our discontinued Redbox operations in Canada.

Note 19: Subsequent Events
On January 20, 2015, the Board of Directors of Outerwall Inc. announced that Nora M. Denzel, a director of the Company, was appointed by the Board to serve as Interim Chief Executive Officer of the Company, effective January 18, 2015, and that J. Scott Di Valerio stepped down as the Company’s Chief Executive Officer, effective January 18, 2015, and resigned from the Board, effective January 19, 2015.
On January 23, 2015, we made the decision to shut down our Redbox operations in Canada as the business was not meeting the Company's performance expectations and completed its disposal on March 31, 2015. As a result, we updated certain estimates used in the preparation of the financial statements and recognized an additional after-tax expense of $1.5 million in the fourth quarter of 2014 related to accelerated recognition of content library and capitalized installation costs on property and equipment. The remaining value of the content library and capitalized installation costs have been amortized over an expected three-month wind-down period ending March 31, 2015. Prior period results have been recast to reflect Redbox Canada results as discontinued operations.
On February 3, 2015, the Board approved an additional stock repurchase authorization of up to $250.0 million of its common stock plus the cash proceeds received from the exercise of stock options by the Company's directors and employees, bringing the total available for repurchases to approximately $413.7 million.
On February 3, 2015, our board of directors approved a dividend policy and declared a quarterly cash dividend of $0.30 per share to be paid on March 18, 2015, to all stockholders of record as of the close of business on March 3, 2015. Future quarterly dividend payments will be subject to approval by our board of directors.
Note 20: Recast Financial Information
Certain financial information and footnotes included herein have been recast from the financial information and footnotes included in the Company's Form 10-K dated February 5, 2015, for the year ended December 31, 2014, due to the following items:

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To align with a change in how our chief operating decision maker evaluates business performance, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include our product sampling kiosk concept SAMPLEit, are included in the All Other reporting category as they do not meet quantitative thresholds to be reported as a separate segment. See Note 14: Business Segments and Enterprise-Wide Information for additional information; and

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We discontinued our Redbox Canada operations as the business was not meeting our performance expectations. We have reclassified the results of Redbox Canada to discontinued operations for all periods presented in our Consolidated Statements of Comprehensive Income. See Note 12: Discontinued Operations for additional information.

The following footnotes have been recast to conform to the above items: